Exhibit 10.11

EXECUTION COPY

CREDIT AGREEMENT

dated as of

OCTOBER 4, 2005

among

BROOKSTONE COMPANY, INC.

AS LEAD BORROWER

BROOKSTONE, INC.

AS FACILITY GUARANTOR

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.

AS ISSUING BANK

AND

BANK OF AMERICA, N.A.

AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

GOLDMAN SACHS CREDIT PARTNERS L.P.

AS DOCUMENTATION AGENT

(i)

(ii)

(iii)

EXHIBITS

A.	Assignment and Acceptance
B-1.	Revolving Notes
B-2.	Swingline Note
C.	Opinion of Counsel to Loan Parties
D.	Form of Compliance Certificate
E.	Borrowing Base Certificate
F.	Form of Custom Broker Agreement
G.	Form of Joint Venture Consent Agreement

(iv)

SCHEDULES

1.1(a)	Lenders and Commitments
1.1(b)	Existing Letters of Credit
1.1(c)	Joint Ventures
1.1(d)	EBITDA Adjustments
2.22(a)	DDAs
2.22(b)	Credit Card Arrangements
2.22(c)	Blocked Accounts
2.22(h)	Disbursement Accounts
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06	Disclosed Matters
3.10	ERISA
3.12	Subsidiaries
3.13	Insurance
5.01(h)	Financial Reporting Requirements
6.01	Indebtedness
6.02	Liens
6.04	Investments
6.07	Transactions with Affiliates

(v)

CREDIT AGREEMENT dated as of October 4, 2005 among:

BROOKSTONE COMPANY, INC., a Delaware corporation (“Brookstone Company”), as Lead Borrower (in such capacity, the “Lead Borrower”) for the Borrowers now or hereafter a party hereto;

the Facility Guarantors now or hereafter party hereto;

the Lenders now or hereafter party hereto;

BANK OF AMERICA, N.A., as Issuing Bank;

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent for the Lenders; and

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent for the Lenders.

In consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“A/B Exchange Offer” means the offer made by the Company to the holders of the Senior Notes to exchange their Senior Notes for a new issuance of the Company’s debt securities that are registered under the Securities Act of 1933, as amended, and that have terms identical to the Senior Notes (other than with respect to transfer restrictions)

“Account” means “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; and obligations arising out of the use of a credit or charge card or information contained on or used with that card.

“ACH” means automated clearing house transfers.

“Acquisition” means any transaction, merger, consolidation or acquisition of all or substantially all of the assets, or assets comprising a division or business unit of, or all or substantially all of the Capital Stock or other ownership interests in, any Person.

“Adjusted Excess Availability” means the sum of Excess Availability plus Eligible Cash on Hand.

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO

Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.

“Agent’s Account” has the meaning set forth in Section 2.22(d).

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Agreement Value” means, for each Hedging Agreement, on any date of determination, an amount equal to:

(a) in the case of a Hedging Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedging Agreement;

(b) in the case of a Hedging Agreement traded on an exchange, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedging Agreement based on the settlement price of such Hedging Agreement on such date of determination; or

(c) in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedging Agreement calculated as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedging Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Law” means as to any Person: (a) all statutes, rules, regulations, orders, or other requirements having the force of law and (b) all court orders and injunctions, and/or similar rulings, in each instance ((a) and (b)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person.

“Applicable Margin” means:

(a) From and after the Closing Date until the first Adjustment Date identified below, the percentages set forth in Level 2 of the Pricing Grid below; and

(b) On the first day of each fiscal quarter commencing on or about January 31, 2006 (each, an “Adjustment Date”), subject to the provisions of the following paragraph, the Applicable Margin shall be determined from such Pricing Grid based upon the average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Applicable Margin shall be immediately increased to that set forth in Level 3 (even if the average daily Excess Availability requirements for a different Level have been met) and be determined in the manner set forth in Section 2.10.

No downward adjustment of the Applicable Margin shall be permitted at any time unless there shall exist no Default or Event of Default at the time of such proposed downward adjustment.

Level	Performance Criteria	Prime Rate Loans	LIBO Loans
1	Average daily Excess Availability greater than $75,000,000.00	0.00%	1.25%
2	Average daily Excess Availability greater than $35,000,000.00 but less than or equal to $75,000,000.00	.25%	1.50%
3	Average daily Excess Availability less than or equal to $35,000,000.00	0.50%	1.75%

“Appraisal Percentage” means 90%.

“Appraised Value” means the net appraised liquidation value (which is expressed as a percentage) of the Borrowers’ Eligible Inventory as set forth in the Borrowers’ inventory stock ledger as determined from time to time by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means the lesser of the following:

(a)	(i)	the Total Commitments,

minus

	(ii)	the Credit Extensions;

or

(b)	(i)	the Borrowing Base,

minus

	(ii)	the Credit Extensions.

“Availability Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion, exercised in good faith, as being appropriate to reflect the impediments to the Agents’ ability to realize upon the Collateral. Availability Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s general operational practices.

“Bank of America” means Bank of America, N.A., a national banking association with offices at 40 Broad Street, Boston, Massachusetts 02109.

“Blocked Account Agreements” has the meaning set forth in Section 2.22(c).

“Blocked Account Banks” means the banks with whom the Borrowers have entered into Blocked Account Agreements.

“Blocked Accounts” has the meaning set forth in Section 2.22(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower(s)” means Brookstone Company, Brookstone International Holdings, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., Brookstone Purchasing, Inc., Brookstone Retail Puerto Rico, Inc., Brookstone Stores, Inc. and Gardeners Eden, Inc., together with any Subsidiary of Brookstone Company (i) designated to the Administrative Agent in writing from time to time by the Lead Borrower and acceptable to Administrative Agent in its reasonable discretion and (ii) formed or acquired after the Closing Date and added as a “Borrower” hereunder in accordance with Section 5.13.

“Borrowing” means (a) the incurrence of Revolving Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory (less Inventory Reserves); plus

(b) the Credit Card Advance Rate multiplied by the face amount of Eligible Credit Card Receivables, plus

(c) the Appraisal Percentage multiplied by the Appraised Value multiplied by the undrawn amount of any outstanding Eligible L/C, plus

(d) the then Stretch Subfacility Amount, if any, minus

(e) the then amount of all Availability Reserves, minus

(f) the Excess Availability Amount.

“Borrowing Base Certificate” has the meaning set forth in Section 5.01(e).

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.03.

“Breakage Costs” has the meaning set forth in Section 2.20(b).

“Brookstone Acquisition” means Brookstone Acquisition, Inc., a Delaware corporation which purchased 100% of the issued and outstanding Capital Stock of Brookstone, Inc. and, pursuant to the Merger Agreement. merged with and into Brookstone, Inc.

“Brookstone Company” has the meaning provided in the introductory paragraph to this Agreement.

“Brookstone Holdings” means Brookstone Holdings Corp., a Delaware corporation which owns 100% of the issued and outstanding Capital Stock of Brookstone, Inc.

“Brookstone, Inc.” means Brookstone, Inc., a Delaware corporation which owns 100% of the issued and outstanding Capital Stock of Brookstone Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, Boston, Massachusetts or New York are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, all expenditures made or costs incurred (whether made in the form of cash, or other property), for the acquisition, improvement or repair of fixed or capital assets of a Person, in each case that are required to be set forth in a Consolidated statement of cash flows of such Person and its Consolidated Subsidiaries for such period prepared in accordance with GAAP as capital expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, together with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable (other than any debt security exchangeable for or convertible into such capital stock) for, any of the foregoing.

“Cash Collateral Account” means an interest-bearing account established by the Borrowers with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent.

“Cash Dominion Event” means the occurrence of either (i) a Specified Event of Default, or (ii) a Liquidity Event. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing if the Cash Dominion Event arises as a result of the occurrence of (x) a Specified Event of Default, as long as such Specified Event of Default shall continue, and/or (y) a Liquidity Event, until there has been no Liquidity Event for ninety (90) consecutive days; provided, however, that if a Cash Dominion Event shall occur and be discontinued during a Fiscal Year and a second Cash Dominion Event shall occur during the same Fiscal Year, then (x) a Cash Dominion Event shall be deemed continuing for the rest of such Fiscal Year even if the applicable Specified Event(s) of Default no longer exists and/or there has been no Liquidity Event for ninety (90) consecutive days and (y) a Cash Dominion Event shall be deemed to be terminated only as of such date in the next Fiscal Year that no Specified Event(s) of Default exist(s) and/or there has been no Liquidity Event for ninety (90) consecutive days. Notwithstanding the foregoing, even if a Liquidity Event shall have occurred and be continuing, so long as (i) no Specified Event of Default exists, and (ii) either (x) no Credit Extensions are outstanding or (y) if only Letters of Credit are outstanding, the Borrowers have deposited in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date, then (A) no Cash Dominion Event shall commence; and (B) if no Cash Dominion Event has been terminated or discontinued during the then current Fiscal Year, any existing Cash Dominion Event shall terminate.

“Cash Receipts” has the meaning set forth in Section 2.22(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means the occurrence of any of the following:

(a) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of OSIM Brookstone Holdings, Inc. (together with any new directors who were nominated for election by a Current Stockholder or whose election or appointment by such board of directors, or whose nomination for election by shareholders of OSIM Brookstone Holdings, Inc, as the case may be, was approved by a vote of at least 51% of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(b) if any Person or group (within the meaning of the Securities and Exchange Act of 1934, as amended), other than one or more Current Stockholders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% (on a fully diluted basis) of the total then outstanding (i) Capital Stock of OSIM Brookstone Holdings, Inc. or (ii) limited partnership interests in OSIM Brookstone Holdings, LP;

(c) the failure of OSIM Brookstone Holdings, Inc. at any time to be the sole general partner of OSIM Brookstone Holdings, LP;

(d) the failure of OSIM Brookstone Holdings, LP at any time to Control Brookstone Holdings;

(e) the failure of Brookstone Holdings at any time to Control Brookstone, Inc.;

(f) the failure of Brookstone, Inc at any time to beneficially own and Control 100% of the Capital Stock of Brookstone Company free and clear of all Liens (other than the Liens in favor of the Collateral Agent for the benefit of the Secured Parties and nonconsensual Permitted Encumbrances) except to the extent permitted under Section 6.03 or Section 6.05; or

(g) the failure of Brookstone Company at any time to beneficially own and Control, directly or indirectly, 100% of the Capital Stock of the other Borrowers and of the Subsidiaries which are Facility Guarantors free and clear of all Liens (other than the Liens in favor of the Collateral Agent for the benefit of the Secured Parties and nonconsensual Permitted Encumbrances) except to the extent permitted under Section 6.03 or Section 6.05.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.24(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived, which date is October 4, 2005.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit or amendment thereto issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by any of the Borrowers in the ordinary course of business.

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1(a) annexed hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16 hereof.

“Commitment Fee” has the meaning set forth in Section 2.12(a).

“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1(a) annexed hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.16.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Concentration Account” has the meaning specified in Section 2.22(d)(iv).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Cash Interest Expense” means for a Person and its Consolidated Subsidiaries on any date of determination thereof and for the period specified, Consolidated Interest Expense for such period, excluding any amount not payable in cash during such period.

“Consolidated EBITDA” means for a Person and its Consolidated Subsidiaries on any date of determination thereof and for the period specified, the sum of the following, in each case determined in accordance with GAAP consistently applied:

(a) Consolidated Net Income (minus extraordinary or one-time gains and plus extraordinary or one-time non-cash losses (to the extent such losses have not been and will not become cash losses in a later fiscal period)) for such period;

(b) Consolidated depreciation and amortization expenses for such period;

(c) Consolidated Interest Expense for such period;

(d) income tax expense for such period;

(e) the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash item that results in an accrual of a reserve for cash items in any future period) for such period;

(f) other non-recurring losses in an aggregate amount not to exceed $2,500,000 in any Fiscal Year;

(g) one time transaction costs and expenses relating to the effectiveness of the Loan Documents, the issuance and sale of the Senior Notes and the consummation of the Merger;

(h) any operating losses relating to Gardener’s Eden, Inc. and any one-time costs, fees and expenses associated with the sale, liquidation or other disposition of Gardener’ Eden, Inc.;

(i) purchase accounting adjustments required or permitted by GAAP in connection with the Merger and any Permitted Acquisition; and

(j) to the extent such period includes any fiscal month of Brookstone Inc. ending on or prior to October 1, 2005, the pro forma adjustments set forth on Schedule 1.1(d).

“Consolidated Fixed Charge Coverage Ratio” means for a Person and its Consolidated Subsidiaries on any date of determination thereof and for the period specified, the ratio of (a) the total of (i) Consolidated EBITDA for such period plus (ii) Consolidated Rent Expense during such period, minus (iii) Consolidated Capital Expenditures made during such period, to (b) the total, calculated without duplication, of (i) Consolidated Cash Interest Expense for such period, plus (ii) Consolidated Rent Expense for such period, plus (iii) all regularly scheduled payments of principal and cash interest on Indebtedness scheduled to be made during such period, plus (iv) all Restricted Payments made in cash during such period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means for a Person and its Consolidated Subsidiaries for any period for which the amount thereof shall be determined, Consolidated net interest expense (including imputed interest on capital lease obligations) and amortized debt discount, determined in accordance with GAAP consistently applied.

“Consolidated Net Income” means for a Person and its Consolidated Subsidiaries on any date of determination thereof and for the period specified, the net income (or deficit) after taxes, determined in accordance with GAAP consistently applied.

“Consolidated Rent Expense” means for a Person and its Consolidated Subsidiaries on any date of determination thereof and for the period specified, the aggregate amount of minimum rent and percentage rent paid under real property lease agreements with third parties, determined in accordance with GAAP consistently applied.

“Control” means the possession, directly or indirectly, of the power (a) to vote 51% or more of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases with respect to all Eligible Inventory as reported on the Borrowers’ inventory stock ledger and, in each case, based upon the Borrowers’ accounting practices which are in effect on the date of this Agreement. “Cost” does not include inventory capitalization costs or other non-purchase price charges (other than freight-in) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means 90%.

“Credit Card Notifications” has the meaning set forth in Section 2.22(c).

“Credit Extensions” means as of any day, the sum of (a) the principal balance of all Revolving Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Current Stockholder” means any Sponsor and any Sponsor Related Party.

“DDAs” means any checking or other demand deposit account maintained by the Borrowers (other than any Disbursement Account).

“DDA Notification” has the meaning set forth in Section 2.22(c).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Lender” has the meaning set forth in Section 8.12.

“Delinquent Lender’s Future Commitment” has the meaning set forth in Section 8.12.

“Disbursement Accounts” has the meaning set forth in Section 2.22(h).

“dollars” or “$” refers to lawful money of the United States of America.

“Early Termination Fee” has the meaning set forth in Section 2.14.

“Eligible Assignee” means a bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $100,000,000 or any Affiliate of any Lender. Notwithstanding the foregoing, in no event shall Black Diamond Asset Management or any other entity known to be an Affiliate of Black Diamond Asset Management without additional inquiry by the Administrative Agent, or a Lender making an assignment pursuant to Section 9.05, be deemed an Eligible Assignee.

“Eligible Cash on Hand” means cash of a Borrower from time to time deposited in an account in the name of a Borrower (excluding any amounts on deposit in any other escrow, or special purpose or restricted account, such as an account specifically designated for payroll or sales taxes), which account is held by Bank of America or its Affiliates or is subject to a Blocked Account Agreement or is otherwise subject to a first priority security interest in favor of the Collateral Agent for the benefit of the other Secured Parties.

“Eligible Credit Card Receivables” means Accounts due to a Borrower on a non-recourse basis (excluding customary chargebacks) from (i) Visa, Mastercard, American Express Company, or Discover and (ii) other major credit card processors, in each case acceptable to the Administrative Agent in its reasonable discretion, as arise in the ordinary course of business for the purchase of merchandise, which have been earned by performance and are deemed by the Administrative Agent in its reasonable discretion exercised in good faith to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless the Administrative Agent otherwise agrees, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Accounts with respect to which a Borrower does not have good, valid and marketable title and which are not subject to a first priority security interest granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties, it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause;

(c) Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); or

(d) Accounts which are acquired in a Permitted Acquisition unless and until the Administrative Agent has completed an appraisal of such Accounts, establishes an advance rate and reserves (if applicable) therefore, and otherwise agrees that such Accounts shall be deemed Eligible Credit Card Receivables.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any foreign location for receipt by a Borrower within thirty five (35) days of the date of shipment, but which has not yet been received by a Borrower, (b) for which (i) either payment in full has been made by a Borrower or the payment is supported by a Commercial Letter of Credit and (ii) title has passed to a Borrower, (c) for which the document of title reflects a Borrower as consignee (along with delivery to a Borrower of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agency agreement substantially in the form annexed hereto as Exhibit F), and (e) which otherwise constitutes Eligible Inventory (without reference to clauses (b) and (e) of the definition thereof).

“Eligible Inventory” means, as of the date of determination thereof, (i) Eligible In-Transit Inventory and (ii) items of Inventory of Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course and deemed by the Administrative Agent in its reasonable discretion exercised in good faith to be eligible for inclusion in the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a) Inventory that is not owned solely by the Borrowers, or is leased, on memo, or on consignment or the Borrowers do not have good and valid title thereto;

(b) Inventory (other than Eligible In-Transit Inventory) that is not located at a distribution center or retail store, or in-transit (within the United States) to a distribution center or retail store, used by the Borrowers in the ordinary course or at a property that is owned or leased by the Borrowers, unless, in each case, a landlord, bailee or other access or custodial agreement in favor of, and reasonably satisfactory to, Collateral Agent has been executed and delivered by the applicable landlord or other Person;

(c) Inventory located at a retail store leased by a Joint Venture unless (i) the Inventory is owned by a Borrower, (ii) the applicable Borrower has properly recorded a UCC consignment filing against such Inventory, which UCC consignment filing has been duly assigned to the Collateral Agent for the benefit of the Secured Parties, (iii) a Joint Venture Consent has been duly executed and delivered by the applicable Joint Venture and (iv) a reasonable period of time prior to the requested inclusion of such Inventory as Eligible Inventory, the Lead Borrower has provided to the Administrative Agent a copy of the applicable joint venture agreement and organizational documents, if any, of the Joint Venture;

(d) Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods to be returned to the vendor;

(e) Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America, Puerto Rico, or Canada (excluding other territories and possessions thereof) and, provided, that in any event, the aggregate amount of Inventory that constitutes Eligible Inventory (i) of Brookstone Retail Puerto Rico, Inc. shall at no time exceed $1,000,000 at cost and (ii) located in Canada shall at no time exceed $1,000,000 unless Administrative Agent has completed an appraisal of such

Inventory, field examinations, established Inventory Reserves (if applicable) therefore, and otherwise determined in its reasonable discretion that such Inventory shall be deemed Eligible Inventory;

(f) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(g) Inventory which consists of promotional or marketing materials, samples, labels, bags, packaging, and other similar non-merchandise categories;

(h) Without duplication of clause (d)(i) above, Inventory that is obsolete, unusable, or otherwise unavailable for sale;

(i) Inventory as to which insurance in compliance with the provisions of Section 5.07 hereof is not in effect;

(j) Inventory which has been sold but not yet delivered;

(k) Inventory which consists of raw materials or work in progress; and

(l) Inventory which is acquired in a Permitted Acquisition unless and until the Administrative Agent has completed an appraisal of such Inventory, establishes Inventory Reserves (if applicable) therefore, and otherwise agrees that such Inventory shall be deemed Eligible Inventory.

“Eligible L/C” means, as of the date of determination thereof, a Commercial Letter of Credit (i) issued with respect to the purchase of Inventory for which no documents of title have been issued and which Inventory is not Eligible In-Transit Inventory, (ii) which either (a) has an initial expiry within fifty-five (55) days of the date of issuance or amendment, as applicable; (b) has an initial expiry greater than fifty-five (55) days and the initial Commercial Letter of Credit or initial amendment, as applicable, is due to expire within fifty-five (55) days of the date of determination, or (c) in the case of an amendment, the Inventory subject to such amendment has an initial ship date of within fifty-five (55) days of the date of such amendment, and (iii) which provides that it may be drawn only once documents of title have been issued that reflect a Borrower a consignee of the subject Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices having the force of orders or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters with respect to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Brookstone Inc. or any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Brookstone Inc., any Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Brookstone Inc., any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Brookstone Inc., any Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Brookstone Inc., any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Brookstone Inc., any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Availability” means as of any date of determination, the excess, if any, of (a) Availability over (b) the sum of (i) all then held checks (other than held checks drawn to pay accounts which are not more than thirty (30) days beyond stated credit terms); (ii) accounts payable which are more than sixty (60) days beyond credit terms then accorded the Loan Parties other than by reason of bona fide dispute; and (iii) overdrafts.

“Excess Availability Amount” means 10% of the most recent Borrowing Base calculation, without giving effect to subsections (d) or (f) thereof.

“Excluded Taxes” means, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or by a jurisdiction in which it otherwise conducts business (other than solely as a result of a Loan Party’s activities in a jurisdiction), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which a Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.29(b) any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except, in the case of the designation of a new lending office or an assignment pursuant to Section 2.27(e), to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of such designation or assignment, to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.27(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Sections 2.27(e) or (f).

“Existing Financing Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 21, 2002, as amended, among Brookstone, Inc., Brookstone Company, Brookstone Stores, Inc., Brookstone Purchasing, Inc., Gardeners Eden by Mail, Inc., Gardeners Eden Company, Inc., Gardeners Eden Purchasing, Inc., Fleet National Bank as agent for the lenders thereunder and Citizens Bank of Massachusetts, as documentation agent.

“Existing Letters of Credit” means collectively the letters of credit issued for the account of the Borrowers pursuant to the Existing Financing Agreement prior to the date hereof and listed on Schedule 1.1(b) hereto.

“Facility Guarantee” means the Guarantee executed by the Facility Guarantors in favor of the Agents, the Issuing Bank and the Lenders.

“Facility Guarantors” means Brookstone, Inc., Advanced Audio Concepts, Limited the Borrowers, any other Subsidiary of Brookstone, Inc. (other than a Joint Venture or a Foreign Subsidiary) which is not a Borrower, and each other Subsidiary that is required from time to time to execute and deliver a Facility Guarantee pursuant to Section 5.13.

“Facility Guarantors Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor to secure the Facility Guarantee.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the letter entitled “Fee Letter” among the Borrowers and the Administrative Agent of even date herewith, as such letter may from time to time be amended.

“Financial Officer” means, with respect to a Loan Party, the chief executive officer, chief financial officer, treasurer, operating vice president - finance, or controller of that Loan Party.

“Fiscal Year” means any period of 52 or 53 consecutive weeks ending on the Saturday nearest to January 31 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“Gift Certificate and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of any Borrower entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of any Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business),

(e) all Indebtedness for which such Person is not the obligor that is secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(f) all Guarantees by such Person of Indebtedness of others,

(g) all Capital Lease Obligations of such Person,

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty

(i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances,

(j) the Agreement Value of all Hedging Agreements,

(k) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP, and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the payment in full of all Obligations (other than contingent obligations for which no claim has been made) in respect of Capital Stock or other ownership or profit interests in such Person or in any other Person (or warrants, rights or options to acquire such Capital Stock or ownership interests).

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore. Notwithstanding the foregoing, in no event will obligations or liabilities in respect of Capital Stock (except as set forth in clause (m) above) constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Lenders” means Goldman Sachs Credit Partners, LP, UBS Loan Finance LLC, or any of their respective Affiliates.

“Intellectual Property Security Agreement” means any Intellectual Property Security Agreement entered among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means that Intercreditor Agreement entered into by and among the Administrative Agent, Wells Fargo Bank, N.A., in its capacity as trustee of the indenture and as the collateral agent under the Senior Note Documents, and the Loan Parties as of even date hereof, with respect to the Senior Notes, as amended and in effect from time to time.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each calendar month, and (b) with respect to any LIBO Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than 90 days, the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (and to the extent available to all Lenders nine or twelve months) thereafter, as the Lead Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; and provided, further, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall, unless approved by the Administrative Agent and all of the Lenders, have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion, exercised in good faith, with respect to the determination of the salability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s general operational practices.

“Investment” means any investment, whether now existing or hereafter made, including, without limitation (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business to another Person, (c) any purchase of stock or other securities of another Person, or (d) any commitment or option to make any such purchase.

“Issuing Bank” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, and any of its successors in such capacity (which may only be a Lender selected by the Administrative Agent in its discretion). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by an Affiliate of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture formed by a Loan Party with a third-party for the purpose of operating a retail store or stores at specific locations. Each Joint Venture existing on the Closing Date is listed on Schedule 1.1(c) annexed hereto. No Joint Venture may at any time be a Borrower.

“Joint Venture Consent” means a Joint Venture Consent Agreement between a Joint Venture and the Collateral Agent, substantially in the form attached as Exhibit G, annexed hereto.

“Landlord Lien State” means Washington, Virginia, Pennsylvania and such other state(s) in which a landlord’s claim for rent has priority over the lien of the Collateral Agent in any of the Collateral.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Lead Borrower” means Brookstone Company.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Persons identified on Schedule 1.1(a) annexed hereto as a “Lender” and each assignee that becomes a party to this Agreement as provided in Section 9.05(b).

“Letter of Credit” means (A) a letter of credit that is ((i) issued pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by a Borrower and for other purposes for which a Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form reasonably satisfactory to the Issuing Bank; and (B) the Existing Letters of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to Section 2.13.

“Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not been reimbursed.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate per annum as determined on the basis of the offered rates for deposits in dollars, for a period of time comparable to such Interest Period which appears on the “Telerate Page 3750” as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upward, if necessary, to the nearest 1/16 of 1%), determined on the basis of the offered rates for deposits in dollars for a period of time comparable to such Interest Period which are offered by three (3) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by the Administrative Agent. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that a LIBO Rate pursuant to a LIBO Borrowing cannot be obtained.

“Lien” means, with respect to any asset, (a) any collateral assignment, mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Fee” has the meaning set forth in Section 2.12(b).

“Liquidity Event” means the failure of the Borrowers to maintain Adjusted Excess Availability of at least $20,000,000 at any time. For the purposes of Sections 5.01(c), and 6.11, a Liquidity Event shall be deemed continuing until such time as Adjusted Excess Availability shall exceed $20,000,000 for forty-five (45) consecutive calendar days.

“Loan Account” has the meaning set forth in Section 2.21.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guarantee, the Facility Guarantors Collateral Documents, the Intercreditor Agreement, and any other document, instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Party” or “Loan Parties” means each Borrower and each Facility Guarantor.

“Loans” means all loans at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of Brookstone Inc. and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the rights or remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event together with all other events related thereto (whether concurrent or in a series) would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of the Borrowers in an aggregate principal amount exceeding $5,000,000.00. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Hedging Agreement at such time shall be the Agreement Value.

“Maturity Date” means October 4, 2010.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Merger” means the merger of Brookstone Acquisition with and into Brookstone, Inc., with Brookstone, Inc. as the surviving entity, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of April 15, 2005 (as amended as of July 15, 2005), between and among Brookstone Holdings, Brookstone Acquisition and Brookstone, Inc.

“Merger Documents” means the Merger Agreement and each instrument, document and agreement executed and delivered in connection therewith relating to the Merger.

“Merrimack Mortgage” means that certain Mortgage and Security Agreement dated as of August 24, 2004 held by TD Banknorth, N.A. which encumbers the real property of Brookstone Company located at One International Drive, Merrimack, New Hampshire recorded with the Hillsborough County Registry of Deeds, at Book 6991, Page 864.

“Minority Lenders” has the meaning set forth in Section 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, sponsored by a Loan Party as defined in Section 4001(a)(3) of ERISA to which Brookstone Inc., a Borrower, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is sponsored by Brookstone Inc. or any Borrower, and (a) is maintained for employees of Brookstone Inc. or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than Brookstone Inc., any Subsidiary or the ERISA Affiliate or (b) was so maintained and in respect of which Brookstone Inc., any Subsidiary or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means cash proceeds, in excess in each case of $1,000,000, in respect of:

(a) the sale or transfer of any property, except transactions permitted by Sections 6.05(a)(i) through 6.05(a)(xv);

(b) the incurrence of any Indebtedness other than Permitted Indebtedness (nothing contained herein being deemed to permit any such incurrence); and

(c) any casualty, condemnation, taking or other event of loss other than with respect to real property;

in the case of the foregoing, net of: (i) in the event of a disposition, (v) the direct costs relating to such disposition excluding amounts payable to a Loan Party or any Affiliate of any Loan Party, (w) sale, use or other transaction taxes paid or payable as a result thereof, (x) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset that is the subject of such disposition, (y) the amount of any reserves established by a Loan Party and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable and that are attributable to such event (as determined reasonably and in good faith by such Loan Party); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered Net Proceeds upon such reduction, and (z) cash escrows (until released from escrow to a Loan Party or any of its Subsidiaries) from the sale price for such disposition; (ii) in the event of a casualty, condemnation, taking or other event of loss, (w) the reasonable cost of putting any real property in a safe and secure condition, (x) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking in accordance with the terms hereof, (y) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (z) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and (iii) in the event of a debt incurrence or issuance of Capital Stock, customary fees, commissions, costs and other expenses incurred in connection therewith.

“Notes” means (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Lender, evidencing the Revolving Loans, and (ii) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Loan Party under the Credit Agreement in respect of any Letter of Credit issued by an Issuing Bank, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of any Loan Party to the Secured Parties under the Credit Agreement or the other Loan Documents, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of any Loan Party under or pursuant to this Agreement or the other Loan Documents, (c) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of any Loan Party arising out of any cash management, depository, investment, letter of credit, Hedging Agreement or other banking or financial services provided by Bank of America or any of its Affiliates, and the due and punctual payment and performance of all of the covenants, agreements, obligations and liabilities of any Loan Party relating thereto and (d) with respect to any Hedging Agreement which has been provided to the Borrowers by the Initial Lenders, the then-current Agreement Value thereof which the Initial Lenders have provided the Agents. Obligations which arise out of any cash management, depository, investment, letter of credit, Hedging Agreement, or other banking or financial services shall be secured Obligations solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clauses (a) and (b) of this definition.

“Organizational Document” means, relative to any Loan Party, its certificate of incorporation or formation, its by-laws, membership agreements (if a limited liability company) or partnership agreements (if a partnership).

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceeds the lesser of (a) the Total Commitments, or (b) the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Parent Company” means each of OSIM Brookstone Holdings, Inc., OSIM Brookstone Holdings, L.P., and each Subsidiary (if any) thereof that directly or indirectly owns Capital Stock of Brookstone Company.

“Participation Register” has the meaning set forth in Section 9.05(e).

“Permitted Acquisition” means an Acquisition which satisfies all of the following conditions:

(a) The Acquisition is of a business permitted to be conducted by the Loan Parties pursuant to Section 6.03(b);

(b) The Lead Borrower shall have delivered to the Administrative Agent:

(i) at least fifteen (15) Business Days prior to the intended date of the consummation thereof,

(A) notice of the intended Acquisition,

(B) to the extent available, copies of the most recent audited, and if later, unaudited financial statements of the Person which is the subject of the proposed Acquisition,

(C) a description of the proposed Acquisition in such detail as the Administrative Agent may reasonably request,

(D) an unaudited pro forma Consolidated balance sheet and income statement of Brookstone, Inc. and its Subsidiaries as of the end of the most recently completed fiscal quarter but prepared as though the Acquisition had occurred on such date;

(E) a current Borrowing Base Certificate demonstrating that there shall be Adjusted Excess Availability of not less than $20,000,000 both before and after giving effect to such Acquisition; and

(F) if the Acquisition shall be for consideration in excess of $5,000,000, a business plan (reasonably satisfactory to the Agents) for the next twelve months giving effect to the proposed Acquisition;

(ii) as soon as available, copies of letters of intent and purchase and sale agreements or other acquisition documents executed in connection with the proposed Acquisition; and

(iii) to the extent available, any quality of earnings or similar reports relating to the Person which is the subject of the Acquisition;

(c) Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom;

(d) The Person making the Acquisition must be Brookstone Company or a Subsidiary thereof which will become a Loan Party in accordance with Section 5.13 hereof and in each case the Loan Parties (including such Person) shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all of the assets (including Capital Stock) (subject to Permitted Encumbrances) acquired in connection with such acquisition (provided that in the case of an Acquisition of a Foreign Subsidiary such security interest shall be limited to 65% of the Capital Stock of such Foreign Subsidiary held by the Loan Parties) and/or owned by such acquired Person (if such Person is not a Foreign Subsidiary);

(e) If the Loan Party or its Subsidiary shall merge with such other Person, such Loan Party or Subsidiary shall be the surviving party of such merger;

(f) Such Acquisition shall have been approved by a majority of the Board of Directors (or the equivalent governing body), or shareholders, as applicable, of the Person which is the subject of such Acquisition and such Person shall not have publicly announced, whether by written notice to any Person or otherwise, that it will oppose such Acquisition (and such opposition has not been publicly withdrawn) or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law; and

(g) The total consideration paid or payable in connection with (i) any individual Acquisition (whether in cash, property or securities) shall be not greater than $10,000,000.00 and (ii) all Acquisitions permitted hereunder (in each case whether in cash, property or securities) shall be not greater than $50,000,000.00 in the aggregate.

“Permitted Dividends” means:

(a) Cash dividends payable by the Borrowers to Brookstone, Inc. and by Brookstone, Inc. to Brookstone Holdings to be utilized by Brookstone Holdings to pay cash dividends to its stockholders, subject to the following:

(i) at the time of and after giving effect to such dividend payment, (x) no Default or Event of Default exists; (y) Borrowers shall have Adjusted Excess Availability of not less than $20,000,000; and (z) the Lead Borrower shall have delivered to the Administrative Agent a current Borrowing Base Certificate evidencing such Adjusted Excess Availability; and

(ii) only one such dividend may be paid in any Fiscal Year and only after delivery to the Agents of (x) the annual audited financial statements of Brookstone, Inc. for the Fiscal Year most recently ended in accordance with Section 5.01(a); and (y) a business plan for the next twelve months giving effect to the proposed dividend which business plan is reasonably satisfactory to the Agents;

(b) Dividends with respect to Capital Stock payable solely in additional shares of or warrants to purchase common stock;

(c) Stock splits or reclassifications of stock into additional or other shares of common stock;

(d) The declaration and payment of a dividend by any Subsidiary of a Loan Party to a Loan Party;

(e) In the case of a Joint Venture, the declaration and payment of a dividend ratably to any member or partner of such Joint Venture (taking into account the relative preferences, if any, on the various classes of Capital Stock of such Joint Venture);

(f) any dividend, payment or distribution occurring as part of the transactions on the Closing Date in connection with the Merger under the Merger Agreement;

(g) so long as no Default or Event of Default exists, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Brookstone Company or any Subsidiary that is a Loan Party, or payments by Brookstone Company to any Parent Company to permit such Parent Company to, and which are used by any Parent Company to, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of any Parent Company which is held by any current or former officer, director, consultant or employee of Brookstone Company or any other Loan Party (or permitted transferees, assigns, estates or heirs of the foregoing); provided, however, that the aggregate price paid for all Capital Stock repurchased, redeemed, acquired or retired pursuant to this clause (g) shall not exceed $5,000,000 in any Fiscal Year of Brookstone Company (with unused amounts being carried over for availability in the following calendar year) net of proceeds (i) received by or contributed to Brookstone Company by any Loan Party from sales or re-sales of any Capital Stock to any Loan Party pursuant to this clause (g) and net of repayment of loans related to such Capital Stock by a Loan Party made pursuant to Section 6.04(l) and repaid in connection with such repurchase, redemption, acquisition or retirement of such Capital Stock and (ii) received by a Parent Company and ultimately contributed to Brookstone Company after the Closing Date in connection with re-sales of any Capital Stock so purchased, redeemed or acquired;

(h) so long as no Event of Default exists, Brookstone Company may pay cash dividends to Brookstone Inc. (which are subsequently dividended or distributed to any Parent Company) at the times and in the amounts necessary to enable such Parent Company to pay its franchise tax obligations and other fees required to maintain its existence, provided that (x) the amount of cash dividends paid pursuant to this clause (h) shall not exceed the amount of such franchise taxes and other fees required to maintain its existence actually owing by such Parent Company which are attributable to the ownership of Brookstone Company and its Subsidiaries at such time for the respective period and (y) any refunds received by such Parent Company shall promptly be returned to Brookstone Company;

(i) to the extent that Brookstone Company or one or more of its Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of Brookstone Company is the common parent, so long as no Event of Default exists Brookstone Company and its Subsidiaries may make Restricted Payments pursuant to a tax sharing agreement or otherwise to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to the ownership of Brookstone Company and its Subsidiaries and are not payable directly by Brookstone Company and/or its Subsidiaries;

(j) so long as no Default or Event of Default exists, Brookstone Company may make Restricted Payments to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of such Parent Company actually incurred by such Parent Company and which are attributable to the ownership of Brookstone Company and its Subsidiaries at such time, in any case in an aggregate amount not to exceed $1,000,000 in any calendar year; and

(k) cashless exercises of options and warrants.

“Permitted Encumbrances” means

(a) Liens in favor of the Secured Parties or the Collateral Agent for the benefit of the Secured Parties;

(b) Liens against assets of the Loan Parties existing as the date of this Agreement and disclosed in Schedule 6.02 annexed hereto, and any renewals, replacements or extensions thereof, provided that (i) no additional property is covered thereby and (ii) the amount secured or benefited thereby is not increased (except, in connection with any refinancing, refunding, renewal or extension thereof, by an amount equal to accrued interest, a reasonable premium paid in connection with such renewal, replacement or extension, as applicable, and fees and expenses reasonably incurred in connection therewith);

(c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.05;

(d) landlords’ and lessors’ liens in respect of rent not in default, or in default and being contested in good faith, or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’, repairmen’s, suppliers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; liens securing the payment of insurance premiums, statutory obligations, the performance of bids, tenders, contracts (other than for the payment of money); and liens in connection with statutory obligations incidental to the conduct of the business of the Loan Parties taken as a whole and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of their business;

(e) judgment liens not giving rise to an Event of Default under Section 7.01(l);

(f) Liens securing Indebtedness permitted by Section 6.01(a)(iv), provided that such Lien shall only encumber the asset acquired with the proceeds of such Indebtedness;

(g) easements, rights of way, restrictions, encroachments and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of business of the Loan Parties taken as a whole;

(h) Liens on property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, provided that the amount of Indebtedness secured by any such Encumbrance shall not be increased (except by an amount equal to accrued interest, a reasonable premium paid in connection therewith and reasonable fees and expenses incurred in connection therewith) as a result of such refinancing and no such Encumbrance shall extend to property and assets of any such Loan Party not encumbered prior to any such refinancing;

(i) Liens in the nature of a security interest in checks created or to be created in connection with a certain Welcome Check Warranty Agreement dated September 1, 1994 between the

Company and Equifax Check Services, Inc. (the “Equifax Agreement”) or similar agreements relating to the discounting of customer checks;

(j) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement permitted under this Agreement;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(m) Liens in favor of any Loan Party;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under this Agreement;

(q) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided, that unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(r) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business but solely with respect to the sale of such property;

(t) licenses of patents, trademarks and other intellectual property rights granted by Brookstone Company or any of its Subsidiaries in the ordinary course of business and not (i) interfering in any respect with the ordinary conduct of the business of Brookstone, Inc. and its Subsidiaries, taken as a whole or (ii) detrimental in any material respects to the value of such intellectual property;

(u) Liens on assets acquired after the Closing Date, as permitted by the terms of this Agreement, existing at the time of acquisition thereof by Brookstone Company or any of its Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of Brookstone Company or any of its Subsidiaries other than the specific assets so acquired (and improvements thereon);

(v) any purchase option, call or similar right of a partner or member of any Joint Venture with respect to ownership interests in such Joint Venture;

(w) Liens securing Indebtedness permitted by Section 6.01(a)(vii) provided that such Liens are subordinate to the Liens created by the Security Documents in accordance with the Intercreditor Agreement; and

(x) Liens not otherwise permitted hereunder, provided that the aggregate amount of all obligations secured thereby does not exceed $500,000 at any time outstanding.

“Permitted Investments” means each of the following:

(a) United States dollars (including such dollars as are held as overnight deposits and demand deposits with U.S. banks);

(b) notes, bonds or other obligations of the United States of America or any agency or instrumentality thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America;

(c) bankers’ acceptances, certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof or the District of Columbia that have capital and surplus of at least $100,000,000;

(d) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 of Moody’s;

(e) commercial paper that is rated not less than A-2 or their equivalents by Moody’s or S&P, respectively, or their successors;

(f) any repurchase agreement secured by any one or more of the foregoing;

(g) investments in shares of any so-called “Money Market fund” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000, has an investment portfolio with an average maturity of 365 days or less and is not considered to be a “high-yield” fund);

(h) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (g) of this definition; and

(i) investments listed on Schedule 6.04 annexed hereto.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided, however, that Permitted Overadvances shall not (i) exceed ten percent (10%) of the then Borrowing Base in the aggregate outstanding at any time or (ii) remain outstanding for more than ninety (90) consecutive Business Days, unless in case of this clause (ii), the Required Lenders otherwise agree; and, provided further, that the foregoing shall not modify or abrogate any of the provisions of Section 2.06(f) regarding the Lender’s obligations with respect to L/C Disbursements, or result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and provided further that, in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Loans and the Letter of Credit Outstandings (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Prime Rate” means, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina, as its “Prime Rate” and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Article II.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 9.05.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” means (a) at any time there are two or fewer Lenders who are not Delinquent Lenders, all Lenders who are not Delinquent Lenders; and (b) at any time there are three or more Lenders who are not Delinquent Lenders, Lenders (other than Delinquent Lenders) the sum of whose Commitments exceeds 50% of the Total Commitments at such time, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Obligations (after settlement and repayment of all Swingline Loans by the Lenders) exceeds 50% of all such Obligations.

“Reserves” means all Inventory Reserves and Availability Reserves.

“Responsible Officer” of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such shares of Capital Stock of any Loan Party or any Subsidiary, in each case other than Permitted Dividends.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to Section 2.01.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement dated as the date hereof among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Facility Guarantors Collateral Documents, the Intellectual Property Security Agreement, and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations.

“Senior Note Documents” means the Senior Notes and all other documents, instruments and agreements (including guarantees, security agreements or other instruments or documents securing the Indebtedness under the Senior Notes) executed and delivered in connection therewith.

“Senior Notes” means the senior notes issued by Brookstone Company on the Closing Date in the amount of $185,000,000 pursuant to a public offering or Rule 144A, or other private placement.

“Settlement Date” has the meaning set forth in Section 2.07(b) hereof.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is sponsored by a Loan Party and (a) is maintained for employees of Brookstone Inc. or any of its Subsidiaries or any ERISA Affiliate and no Person other than Brookstone Inc., its Subsidiaries or the ERISA Affiliate or (b) was so maintained and in respect of which Brookstone Inc., any Subsidiary or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Significant Subsidiary” means any Subsidiary of Brookstone Inc. that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all Guarantees and contingent obligations at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default under any of Section 7.01(a), Section 7.01(b), Section 7.01(d), Section 7.01(i), Section 7.01(j) or Section 7.01(k).

“Sponsor” means any of J.W. Childs Associates, L.P., OSIM International Ltd. and Temasek Capital (Private) Limited, and any of their Affiliates.

“Sponsor Related Party” means (i) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more of the Sponsors and/or such other Persons referred to in the immediately preceding clause (i).

“Standby Letter of Credit” means any Letter of Credit or amendment thereto other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stretch Subfacility Amount” means at any time an amount equal to the lesser of (i) 90% of an amount equal to (A) the Stretch Subfacility Appraisal Percentage multiplied by (B) the Appraised Value of Eligible Inventory (less Inventory Reserves), or (ii) $15,000,000.

“Stretch Subfacility Appraisal Percentage” means 20%.

“Stretch Subfacility Credit Extensions” means at any time the aggregate of all outstanding (i) Stretch Subfacility Revolving Loans and (ii) Stretch Subfacility Letters of Credit.

“Stretch Subfacility Letter of Credit” means (a) any Letter of Credit which is issued solely due to the inclusion of the Stretch Subfacility Amount in the Borrowing Base and (b) any outstanding Letter of Credit which, upon the delivery of a Borrowing Base Certificate in accordance with Section 5.01(e) hereof, the issuance of which would result in an Overadvance but for the inclusion of the Stretch Subfacility Amount in the Borrowing Base; provided, however, that a Stretch Subfacility Letter of Credit shall cease to be deemed a Stretch Subfacility Letter of Credit if, and to the extent, a Borrowing Base Certificate delivered in accordance with Section 5.01(e) hereof demonstrates that an Overadvance would not exist even if the Stretch Subfacility Amount were excluded from the Borrowing Base; and provided, further, that in any event, no Letter of Credit shall be deemed to constitute a Stretch Subfacility Letter of Credit unless at the time of determination thereof no outstanding Revolving Loans are Stretch Subfacility Revolving Loans.

“Stretch Subfacility Revolving Loan” means (a) any Revolving Loan which is made solely due to the inclusion of the Stretch Subfacility Amount in the Borrowing Base and (b) any outstanding Revolving Loan the making of which, upon the delivery of a Borrowing Base Certificate in accordance with Section 5.01(e) hereof, would result in an Overadvance, but for the inclusion of the Stretch Subfacility Amount in the Borrowing Base; provided, however, that a Revolving Loan shall cease to be deemed a Stretch Subfacility Revolving Loan if, and to the extent, a Borrowing Base Certificate delivered in accordance with Section 5.01(e) hereof demonstrates that an Overadvance would not exist even if the Stretch Subfacility Amount were excluded from the Borrowing Base.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment, in form and on terms approved by the Administrative Agent in its reasonable discretion in writing, to the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which the Capital Stock or other equity interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, directly or indirectly as of such date, owned, controlled, or held, by the parent or one or more subsidiaries of the parent.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.05 hereof.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans is accelerated and the Commitments are terminated, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.01(i) or 7.01(j).

“Total Commitments” means, at any time, the sum of the Commitments at such time. As of the Closing Date, the Total Commitments aggregate $100,000,000.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unused Commitment” means, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Revolving Loans then outstanding (including the principal amount of Swingline Loans then outstanding) and (ii) the then Letter of Credit Outstandings.

“Voting Stock” means, with respect to any Person, the outstanding Capital Stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

ARTICLE II

Amount and Terms of Credit

Section 2.01 Commitments of the Lenders.

(a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans and Letters of Credit, in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Borrowing Base, subject to the following limitations:

(i) The aggregate outstanding amount of the Revolving Loans and Letter of Credit Outstandings shall not at any time exceed the lesser of the Total Commitments or the Borrowing Base.

(ii) No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available solely from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.06. The Borrowers will not at any time permit the aggregate Letter of Credit Outstandings to exceed $80,000,000.

(iii) Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date and no new Credit Extension shall be made to the Borrowers after the Termination Date.

(iv) Subject to all of the other provisions of this Agreement, Stretch Subfacility Revolving Loans and Stretch Subfacility Letter of Credit shall be made or issued only if no Default or Event of Default shall have occurred and be continuing.

(b) Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan shall neither relieve any other Lender of its obligation to fund its Revolving Loan in accordance with the provisions of this Agreement nor increase the obligation of any other Lender.

Section 2.02 Reserves; Changes to Reserves.

(a) The initial Reserves as of the date of this Agreement are the following (without duplication):

(i) “Gift Certificate and Merchandise Credit Liability” (an Availability Reserve): An amount equal to 50% of the amount of the Gift Certificate and Merchandise Credit Liabilities as reflected from time to time on the Borrowers’ books and records;

(ii) “Customer Deposits” (an Availability Reserve): An amount equal to 50% of the amount of the customer deposits as reflected from time to time on the Borrowers’ books and records;

(iii) Rent Reserves (an Availability Reserve): An amount equal to two (2) months rent for all leased facilities of the Loan Parties in Landlord Lien States for which landlord waivers reasonably satisfactory to Administrative Agent have not been obtained;

(iv) Return to Vendor (an Inventory Reserve): An amount equal to the Cost of Inventory to be returned to vendors as reflected from time to time on the Borrowers’ books and records (without duplication of amounts referred to in clause (c)(iii) of the definition of Eligible Inventory); and

(v) Shrink (an Inventory Reserve).

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its reasonable credit judgment exercised in good faith, which Reserves shall be calculated in a manner and methodology consistent with the Administrative Agent’s general operational practices.

Section 2.03 Making of Revolving Loans.

(a) Revolving Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower may request subject to and in accordance with this Section 2.03, provided that all Swingline Loans shall be only Prime Rate Loans. All Revolving Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Loan by causing any lending office of such Lender to make such Revolving Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of the applicable Note. Subject to the other provisions of this Section 2.03 and the provisions of

Section 2.18, Borrowings of Revolving Loans of more than one Type may be incurred at the same time, but no more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

(b) The Lead Borrower shall give the Administrative Agent three Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans and prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans. Any such notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Boston time, on the third Business Day in the case of LIBO Loans prior to the date on which, and same Business Day in the case of Prime Rate Loans on which, such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which with respect to (i) Prime Rate Loans shall be not less than $100,000 and integral multiples of $50,000, and (ii) LIBO Loans shall be not less than $1,000,000 and integral multiples of $500,000 ) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Revolving Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 2:00 p.m., Boston time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of Prime Rate Loans which the Lead Borrower has requested for the same Business Day, prior to 2:00 p.m. on such day) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.03 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds into a Disbursement Account or otherwise in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 4:00 p.m., Boston time.

(c) The Agent, without the request of the Borrowers, may advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from the Borrowers pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.19(a). Any amount which is added to the principal balance of the Loan

Account as provided in this Section 2.03(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

Section 2.04 Overadvances.

The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the Consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The Permitted Overadvances shall constitute Revolving Loans and Obligations. For the avoidance of doubt, the making of a Permitted Overadvance shall be an Event of Default. The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

Section 2.05 Swingline Loans.

(a) The Swingline Lender is authorized by the Lenders, but is not obligated, to make Swingline Loans at any time (subject to Section 2.05(b)) up to the amount of (i) $10,000,000 plus (ii) the principal amount of any Permitted Overadvance in the aggregate outstanding at such time, upon a notice of Borrowing from Lead Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Boston time, on the Business Day on which such Swingline Loan is requested). Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under Section 2.07.

(b) Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender may, but is not obligated to, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 4.02, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.02 hereof. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans notwithstanding that the conditions for borrowing under Section 4.02 cannot be fulfilled. No Swingline Loans shall be made pursuant to this Section 2.05(b) if the limitation set forth in Section 2.01(a)(i) would be exceeded as a result thereof.

Section 2.06 Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, the Lead Borrower may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Borrowers one or more Letters of Credit. No Letter of Credit shall be issued hereunder if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $80,000,000 or (ii) the aggregate Credit Extensions would exceed the limitation set forth in Section 2.01(a)(i); provided, however, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met.

(b) Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in dollars on the same Business Day of any such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 12:00 noon, Boston time, on (i) the date that the Lead Borrower shall have received notice of such drawing, if such notice is received prior to 11:00 a.m., Boston time, on such date, or (ii) the Business Day immediately following the day that the Lead Borrower receives such notice, if such notice is received after 11:00 a.m., Boston time on the day of drawing, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (other than as to amount) that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Lead Borrower by telephone of such demand for payment and whether the Issuing Bank has made or will make payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

(e) If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefore, at the rate per annum then applicable to Prime Rate Loans, provided that, if the Borrowers fail to reimburse such Issuing Bank when due pursuant to Section 2.06(d), then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(g) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 9.05 it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment

Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

(g) In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to this Section 2.06, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 a.m., Boston time, on any Business Day, each such Lender shall make available to the Issuing Bank such Lender’s Commitment Percentage of the amount of such unreimbursed payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m., Boston time on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such unreimbursed payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of, Section 2.01, Section 2.06, or Article IV, or the occurrence of the Termination Date. The failure of any Lender to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h) Whenever the Borrowers desire that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall give to the Issuing Bank and the Administrative Agent at least two Business Days’ prior written notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Borrowers shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(i) The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions of this Section 2.06(i) shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Lead Borrower and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held first for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time and thereafter be applied to satisfy other Obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount together with interest income (if any), to the extent not applied as aforesaid, shall be returned to the Borrowers within five (5) Business Days after all Defaults or Events of Default have been cured or waived.

Section 2.07 Settlements Amongst Lenders.

(a) The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the

Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.05, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefore is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefore is received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans (excluding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (excluding Swingline Loans) and repayments of Revolving Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m., Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c) The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans (excluding Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon, Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 12:00 Noon, Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.08 Notes.

(a) If requested by a Lender, the Revolving Loans made by such Lender shall be evidenced by a revolving note duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1, payable to the order of each such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b) The Swingline Loans made by the Swingline Lender shall be evidenced by a swingline note duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form attached hereto as Exhibit B-2 payable to the order of the Swingline Lender in an aggregate principal amount equal to $10,000,000.

(c) Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(d) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

Section 2.09 Interest on Loans.

(a) Subject to Section 2.10, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans; provided, however, that subject to Section 2.10, each Prime Rate Loan which constitutes a Stretch Subfacility Revolving Loan shall, so long as it continues to so constitute a Stretch Subfacility Revolving Loan, bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus 3.75%.

(b) Subject to Section 2.10, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans; provided, however, that, subject to Section 2.10, each LIBO Loan which constitutes a Stretch Subfacility Revolving Loan shall, so long as it continues to so constitute a Stretch Subfacility Revolving Loan, bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus 5.00%.

(c) Accrued interest on all Revolving Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

Section 2.10 Default Interest.

(a) Effective upon the occurrence of an Event of Default pursuant to any of Section 7.01(a), Section 7.01(b), Section 7.01(i), Section 7.01(j) or Section 7.01(k) and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the

Required Lenders, interest shall accrue on all outstanding Obligations (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum equal to the rate (including the Applicable Margin for Revolving Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

Section 2.11 Certain Fees.

The Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

Section 2.12 Commitment Fee and Line Fee.

The Commitment Fee and Line Fee shall be payable at the times and in the manner set forth below:

(a) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Unused Commitment for each day commencing on and including the Closing Date and ending on but excluding the Termination Date. The Commitment Fee so accrued in any calendar quarter shall be payable in arrears on the first Business Day of the immediately succeeding calendar quarter, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date.

(b) The Administrative Agent shall remit to each Lender a portion (referred to herein as the “Line Fee”) of the Commitment Fee actually received by Administrative Agent under Section 2.12(a) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance for each day, commencing on and including the Closing Date and ending on but excluding the Termination Date, of the excess of (i) such Lender’s Commitment over (ii) an amount equal to the sum of (x) such Lender’s Commitment Percentage multiplied by the principal amount of Revolving Loans then outstanding plus (y) such Lender’s Commitment Percentage multiplied by the then Letter of Credit Outstandings; provided, however, that for purposes of calculating the share of the Line Fee due to any Lender which is both the Swingline Lender and a Lender of other Revolving Loans, such Lender’s share shall be equal to the difference between (i) such Lender’s Commitment, and (ii) the sum of (x) such Lender’s Commitment Percentage of the principal amount of all Revolving Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (y) such Lender’s Commitment Percentage of the then Letter of Credit Outstandings. The Line Fee so accrued in any calendar quarter shall be payable in arrears on the first Business Day of the immediately succeeding calendar quarter, except that all Line Fees so accrued as of the Termination Date shall be payable on the Termination Date. If the Commitment Fee actually paid by the Borrowers to Administrative Agent is insufficient to pay the Line Fee due the Lenders, the deficiency shall be paid to the Lenders by the Swingline Lender from its own funds (and the Borrowers shall have no liability with respect thereto).

Section 2.13 Letter of Credit Fees.

(a) The Borrowers shall pay the Administrative Agent, for the account of the Lenders, on the first day of each calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the subject quarter:

(i) Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans; provided, however, that the Letter of Credit Fee shall be at a per annum rate equal to 5.0% for Standby Letters of Credit for such time as such Letters of Credit constitute Stretch Subfacility Letters of Credit.

(ii) Commercial Letters of Credit: At a per annum rate equal to one half of the then Applicable Margin for LIBO Loans; provided, however, that the Letter of Credit Fee shall be at a per annum rate equal to 2.50% for Commercial Letters of Credit for such time as such Letters of Credit constitute Stretch Subfacility Letters of Credit.

(iii) Effective upon the occurrence of an Event of Default pursuant to any of Section 7.01(a), Section 7.01(b), Section 7.01(i), Section 7.01(j) or Section 7.01(k) and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee shall be increased by an amount equal to two percent (2%) per annum.

(b) The Borrowers shall pay to the Administrative Agent, for the account of the Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee in the amount of twelve and one half basis points (0.125%) on the face amount of each Letter of Credit and all other fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(c) All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

Section 2.14 Early Termination Fees.

In the event that the Borrowers terminate or reduce the Total Commitments pursuant to Section 2.16 or the Termination Date occurs, for any reason, prior to eighteen (18) months after the Closing Date (other than by virtue of the Borrowers’ refinancing of the Obligations with financing provided by (i) Bank of America or any of its Affiliates, or (ii) a syndicate of lenders arranged by Bank of America, or any of its Affiliates, and with respect to which Bank of America, or any of its Affiliates, shall act as administrative or collateral agent), the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) in an amount equal to one half of one percent (.50%) of the Total Commitments as in effect on the Closing Date (or, in the case of a partial reduction of the Total Commitments, the pro rata portion of such amount attributable to such reduction.)

Section 2.15 Nature of Fees.

All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent, the Issuing Bank and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

Section 2.16 Termination or Reduction of Commitments.

Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrowers may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitments. Each such partial reduction shall be in the principal amount of $1,000,000 or any integral multiple of $500,000 in excess thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) the Line Fee accrued on the amount of the Commitments so terminated or reduced through the date thereof, (ii) any amount by which the sum of the Revolving Loans and the Letter of Credit Outstandings on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid; and (iii) a pro rata portion of the Early Termination Fee as a result of such reduction or termination (based upon the amount of the reduction to the then Commitments). No reduction or termination of the Commitments may be reinstated.

Section 2.17 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that, as a result of a Change in Law after the Closing Date, the making or maintaining of their Loans included in such Borrowing for such Interest Period has become unlawful or impracticable;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to do as promptly as practicable after the circumstances giving rise to such notice no longer exist), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

Section 2.18 Conversion and Continuation of Revolving Loans.

The Lead Borrower shall have the right at any time, on three Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Boston time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Revolving Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Revolving Loans of the other Type or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, subject to the following:

(a) no Borrowing of Revolving Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(b) if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(c) the aggregate principal amount of Revolving Loans being converted into or continued as LIBO Loans shall be in an integral of $100,000 and at least $500,000;

(d) each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Loan being so converted;

(e) the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

(g) each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(h) no more than ten (10) Borrowings of LIBO Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Prime Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Loan made by such Lender.

Section 2.19 Mandatory Prepayment; Cash Collateral.

The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a) If at any time the amount of the Credit Extensions exceeds the lesser of the Borrowing Base or Total Commitments, the Borrowers will upon demand therefor from the Administrative Agent (A) prepay the Revolving Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Revolving Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount necessary to eliminate such excess of the Letter of Credit Outstanding. It shall be an Event of Default hereunder if payment is not made (i) within two (2) Business Days after demand therefor is made the first time in any Fiscal Year under the prior sentence and (ii) thereafter during the rest of such Fiscal Year, immediately upon demand therefor.

(b) The Revolving Loans shall be repaid in accordance with the provisions of Section 2.23 hereof.

(c) If an Event of Default shall have occurred and be continuing, any Credit Extensions shall be outstanding and any Loan Party shall receive any Net Proceeds, then within one Business Day after receipt thereof, the Lead Borrowers shall apply, or cause to be applied, one hundred percent (100%)

of such Net Proceeds to the prepayment of the Loans and the other Obligations, or cash collateralize Letter of Credit Outstandings, in accordance with Section 2.23.

(d) Subject to the provisions of Section 2.19(a) and (b), outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $100,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all Breakage Costs associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefore and such LIBO Loans shall continue to bear interest at the rate set forth in Section 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000. Except as provided in Section 2.16, no prepayment of the Revolving Loans shall permanently reduce the Commitments.

(e) All amounts required to be applied to all Revolving Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(f) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

Section 2.20 Optional Prepayment of Loans; Reimbursement of Lenders.

(a) The Borrowers shall have the right at any time and from time to time to prepay outstanding Revolving Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 11:00 a.m., Boston time, and (y) with respect to Prime Rate Loans, on any Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., Boston time, subject to the following limitations:

(i) All prepayments shall be paid to the Administrative Agent for application in accordance with Section 2.23.

(ii) Subject to Section 2.23, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $100,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all Breakage Costs associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000.

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Revolving Loans to be prepaid and, in the case of LIBO Loans, the

Borrowing or Borrowings pursuant to which such Revolving Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Revolving Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Lender of the principal amount and Type of the Revolving Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrowers shall reimburse each Lender on demand for any loss (other than lost profit) incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence and continuance of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such LIBO Loan is prepaid other than on the last day of the Interest Period for such LIBO Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.03 in respect of LIBO Loans, such LIBO Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.17. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Revolving Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Prime Rate Loans other than on the last day of the Interest Period for such LIBO Loan, of the then current Interest Period for such LIBO Loan or (y) in the case of such failure to borrow, of the Interest Period for such Revolving Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by investing such amount in United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the applicable Interest Period (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c) In the event the Borrowers fail to prepay any Revolving Loan on the date specified in any prepayment notice delivered pursuant to Section 2.20(a), the Borrowers on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d) Whenever any partial prepayment of Revolving Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

Section 2.21 Maintenance of Loan Account; Statements of Account.

(a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Swingline Loans, all Revolving Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Agent’s Account, and the amounts so credited shall be applied as set forth in Section 2.23(a). After the end of each month, the Administrative Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Loan Parties, unless otherwise object to in writing by the Lead Borrower within fifteen (15) days after receipt of the monthly statement.

Section 2.22 Cash Receipts.

(a) Annexed hereto as Schedule 2.22(a) is a list of all DDAs that exist on the Closing Date, which Schedule includes, with respect to each depository (i) the name and address of that depository; and (ii) the account number(s) maintained with such depository.

(b) Annexed hereto as Schedule 2.22(b) is a list describing all arrangements that exist on the Closing Date to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of all credit card charges for sales by the Borrowers.

(c) On or prior to the Closing Date, the Borrowers shall (i) deliver to the Administrative Agent notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained, in form and substance satisfactory to the Administrative Agent (each, a “DDA Notification”), (ii) deliver to the Administrative Agent notifications to each of the Borrowers’ credit card clearinghouses and processors of notice in form and substance satisfactory to the Administrative Agent (each, a “Credit Card Notification”), and (iii) enter into control agreements with the banks maintaining the deposit accounts identified on Schedule 2.22(c) annexed hereto (collectively, the “Blocked Accounts”), which agreements (the “Blocked Account Agreements”) shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) It is further agreed as follows:

(i) Borrowers shall deposit, or cause to be deposited, into the DDAs or Blocked Accounts all available cash receipts (other than cash held in the ordinary course of business consistent with past practices) from the sale of Inventory and other assets, all collections of Accounts, all proceeds of Collateral, and all other cash payments received by the Borrowers from any Person or from any source or on account of any sale or other transaction or event (all such cash receipts and collections, “Cash Receipts”);

(ii) so long as no Cash Dominion Event shall exist, the Borrowers shall cause the ACH or wire transfer to the Blocked Accounts or the Concentration Account, no less frequently than twice a week (and whether or not any Obligations are then outstanding), of (A) the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $7,500, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained; and (B) the proceeds of all credit card charges not otherwise provided for pursuant hereto;

(iii) the Credit Card Notifications and DDA Notifications shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer to a Blocked Account or the Concentration Account, no less frequently than daily (and whether or not any Obligations are then outstanding), of (A) at such time the contents of such DDA exceeds $5,000, the contents of the account in excess of any minimum balance, not to exceed $5,000, as may be required to be maintained in the subject DDA by the financial institution at which such DDA is maintained; and (B) the proceeds of all credit card charges not otherwise provided for pursuant hereto;

(iv) the Borrowers shall cause the ACH or wire transfer to the account (Account No. 1134902201) of Lead Borrower with Citizens Bank or another account with a financial institution that is reasonably satisfactory to the Administrative Agent (the “Concentration Account”), which Concentration Account shall be subject to a Blocked Account Agreement whether or not any Obligations are then outstanding, of the then balance of each Blocked Account, net of such minimum balance, not to exceed $7,500, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained, no less frequently than (x) twice a week, so long as no Cash Dominion Event shall exist, and (y) daily after the occurrence and during the continuance of a Cash Dominion Event; and

(v) after the occurrence and during the continuance of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrowers shall cause the ACH or wire transfer to an account which shall be opened and maintained by the Collateral Agent at Bank of America, N.A. (the “Agent’s Account”), no less frequently than daily, of the then available balance of the Concentration Account, net of such minimum balance, not to exceed $5,000, as may be required to be maintained in the Concentration Account.

(e) In the event that, notwithstanding the provisions of this Section 2.22, after the occurrence and during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any Cash Receipts, proceeds or collections, such Cash Receipts, proceeds, and collections shall be deemed held in trust by the Loan Parties for the Administrative Agent and, other than cash held in the ordinary course of business consistent with past practices, shall, within one Business Day after receipt, either be deposited into a DDA, a Blocked Account, the Concentration Account, or the Agent’s Account.

(f) The Borrowers shall deliver or shall cause to be delivered to the Administrative Agent accurate reports of all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above.

(g) The Borrowers may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate DDA Notifications or Blocked Account Agreements (unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 2.22 and otherwise satisfactory to the Administrative Agent. Unless consented to in writing by the Administrative Agent, the Borrowers may not maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein.

(h) The Borrowers may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrowers for disbursements and payments (including payroll, sales taxes, or withholding taxes) in the ordinary course of business or as otherwise permitted hereunder, provided such Disbursement Accounts (other than accounts specifically designated as and used, exclusively for payroll, sales taxes, or withholding taxes) are subject to a first priority perfected security interest in favor of the Collateral Agent for the benefit of itself and the Secured Parties. The only Disbursement Accounts as of the Closing Date are those described in Schedule 2.22(h) annexed hereto.

(i) The Agent’s Account shall at all times be under the sole dominion and control of the Collateral Agent. The Borrowers acknowledge and agree that (i) the Borrowers shall have no right of withdrawal from the Agent’s Account, (ii) the funds on deposit in the Agent’s Account at any time shall be collateral security for all of the Obligations and (iii) the funds on deposit in the Agent’s Account shall be applied as provided in Section 2.23(a).

(j) Except upon the occurrence and during the continuance of a Cash Dominion Event, neither the Administrative Agent nor the Collateral Agent will furnish any notice or make any request of any depository institution with which any DDA is maintained notwithstanding anything to the contrary contained in any DDA Notification. In the event that the Administrative Agent or Collateral Agent has give a notice to any depository institution with which any DDA or Blocked Account in maintained as contemplated herein and thereafter the applicable Cash Dominion Event ceases to exist, the Collateral Agent or the Administrative Agent, as applicable, shall promptly furnish to the relevant depositary institutions a written notice revoking any prior instruction or direction given by it to such depositary institution.

(k) In the event that the Administrative Agent or the Collateral Agent receives any amounts (whether in the Agent’s Account or otherwise) pursuant to the provisions of this Section 2.22 at any time when no Credit Extensions are outstanding (or, if Letters of Credit are the only Credit Extensions outstanding, such Letters of Credit have been fully cash collateralized), then the Administrative Agent and the Collateral Agent shall promptly remit such amounts to the Concentration Account.

Section 2.23 Application of Payments.

(a) So long as no Event of Default shall have occurred and be continuing, all amounts received by the Administrative Agent or Collateral Agent from any source, including the Blocked Account Banks, and all prepayments made by the Borrowers, shall be applied in the following order:

(i) To pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Issuing Bank, the Collateral Agent, and the Lenders, and then

(ii) To pay interest due and payable on Credit Extensions, and then

(iii) At the option of the Administrative Agent, to repay outstanding Swingline Loans, and then

(iv) To repay Revolving Loans that are Prime Rate Loans, and then

(v) To repay all outstanding reimbursement obligations under Letters of Credit, and then

(vi) To repay outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.20(b) or, at the Lead Borrower’s option (if no Event of Default has occurred and is then continuing), to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefore, and then

(vii) To pay all other Obligations that are then outstanding and due and payable, other than Obligations pursuant to Hedging Agreements provided by the Initial Lenders, and then

(viii) To pay all Obligations that are then outstanding and due and payable pursuant to Hedging Agreements provided by the Initial Lenders, the then-current Agreement Value of which has been provided by the Initial Lenders to the Agents on or before the close of business of the immediately prior week.

(b) If at any time all Obligations are paid in full and all Letters of Credit Outstandings shall be fully cash collateralized, then so long as no Default or Event of Default shall have occurred and be continuing, any excess amounts shall be deposited in a separate cash collateral account and shall be released to the Borrowers upon the request of the Lead Borrower and utilized by the Borrowers prior to any further Revolving Loans being made. Any other amounts received by the Administrative Agent, the Issuing Bank, the Collateral Agent, or any Lender as contemplated by Section 2.16, Section 2.19, Section 2.20, or Section 2.22 shall also be applied in the order set forth above in this Section 2.23.

(c) After the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, in the following order:

(i) To pay fees and expense reimbursements and indemnification then due and payable to the Agents until paid in full, and then

(ii) To pay fees and expense reimbursements and indemnification then due and payable to the Issuing Bank and the Lenders until paid in full, and then

(iii) Ratably to pay interest accrued in respect of the Permitted Overadvances until paid in full, and then

(iv) To pay interest accrued in respect of the SwingLine Loans until paid in full, and then

(v) Ratably to pay interest accrued in respect of the Revolving Loans until paid in full, and then

(vi) Ratably to pay principal in respect of the Permitted Overadvances until paid in full, and then

(vii) Ratably to pay principal due in respect of the SwingLine Loans until paid in full, and then

(viii) To the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Bank and the Lenders, as cash collateral in an amount up to 105% of the then extant Letters of Credit Outstandings, and then

(ix) Ratably to pay principal due in respect of the Revolving Loans until paid in full, and then

(x) Ratably to pay any other Obligations then owing to the SwingLine Lender, and then

(xi) Ratably to pay any other Obligations then owing to the Lenders, other than Obligations pursuant to Hedging Agreements provided by the Initial Lenders, and then

(xii) To pay the Early Termination Fee, if due and payable, and then

(xiii) To pay all other Obligations that are then outstanding and due and payable, other than Obligations pursuant to Hedging Agreements provided by the Initial Lenders, and then

(xiv) To pay all Obligations that are then outstanding and due and payable pursuant to Hedging Agreements provided by the Initial Lenders, the then-current Agreement Value of which has been provided by the Initial Lenders to the Agents on or before the close of business of the immediately prior week, and then

(xv) To the Lead Borrower or such other Person entitled thereto under Applicable Law.

For purposes of the foregoing (other than Section 2.23(c)(xiii)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any insolvency or other similar proceedings under the Bankruptcy Code or otherwise), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any insolvency or other similar proceedings under the Bankruptcy Code or otherwise; provided, however, that for the purposes of Section 2.23(c)(xiii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any insolvency or other similar proceedings under the Bankruptcy Code or otherwise.

(d) In the event of a direct conflict between the priority provisions of this Section 2.23 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.23 shall control and govern.

(e) All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits and unless received prior to 11:00 a.m. Boston time, shall be subject to one Business Day’s clearance and collection. If any item deposited to the Agent’s Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative

Agent, the Collateral Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

Section 2.24 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition (not including, for the avoidance of doubt, any condition with respect to Taxes, which shall only give rise to additional payments to the extent provided by Section 2.27) affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.25 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender reasonably determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this Section 2.25, a notice to the Lead Borrower and Administrative Agent by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

Section 2.26 Payments; Sharing of Setoff.

(a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.20(b), Section 2.24, Section 2.27, or otherwise) prior to 11:00 a.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise provided herein, if any day on which payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment. All such payments shall be made to the Administrative Agent at its offices at 40 Broad Street, Boston, Massachusetts (or as the Administrative Agent may otherwise direct in writing), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.20(b), Section 2.24, Section 2.27, and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. All payments under each Loan Document shall be made in dollars.

(b) All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of Section 2.23(e), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.27 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Agents, such Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrowers shall indemnify the Agents, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agents, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of an Agent, a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto to establish its exemption from U.S. Federal withholding tax, or, in the case of a Foreign Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (i) a Form W-8BEN, or any subsequent versions thereof or successors thereto and (ii) a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and (C) is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. Federal withholding Tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.27(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.27(e) that such Foreign Lender is not legally able to deliver. Each Foreign Lender who does not deliver a Form W-8ECI represents that any services performed hereunder with respect to any fees received or to be received by them will have been, and will be, performed outside of the United States.

(f) Upon the request of the Lead Borrower, any Lender that is not a Foreign Lender shall deliver to the Lead Borrower two copies of United States Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed. If any Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrowers may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction.

(g) The Borrowers shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraphs (e) or (f) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Each of the Lenders agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant to Section 2.27(a) or (c), such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

(i) If any Lender reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrowers pursuant to subsection (a), (b) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.27 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrowers, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

Section 2.28 Security Interests in Collateral.

To secure their Obligations, the Loan Parties shall grant to the Collateral Agent, for its benefit and the benefit of the Secured Parties, a first-priority security interest in all of the Collateral pursuant to the Security Documents.

Section 2.29 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.24, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.24 or 2.27, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under Section 2.24, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.27, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.24 or payments required to be made pursuant to Section 2.27, such assignment will result in a reduction in such compensation or payments.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders that as of the Closing Date and after giving effect to the Merger:

Section 3.01 Organization; Powers.

Each Loan Party is duly organized, validly existing and (except as otherwise disclosed to the Agents with respect to Brookstone Retail Puerto Rico, Inc.), is in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate, limited partnership, limited liability company, or other powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts.

The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect Liens created under the Loan Documents and (iii) those the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any material Applicable Law or the Organizational Documents of any Loan Party or any material order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except in each case as could not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens in favor of the Secured Parties created under the Loan Documents.

Section 3.04 Financial Condition.

The Lenders have previously received the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for Brookstone, Inc. and its Consolidated Subsidiaries as of and for Fiscal Year ending January 29, 2005 and as of and for the fiscal quarter ending April 30, 2005, certified by Brookstone, Inc.’s Chief Financial Officer. Such financial statements present fairly, in all material respects the financial position, results of the operations and cash flows for Brookstone, Inc. and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. To the best of the knowledge of the Responsible Officers of the Loan Parties, since July 30, 2005 there has been no material adverse change in the assets, business or financial condition of the Loan Parties taken as a whole.

Section 3.05 Properties.

(a) Except as disclosed in Schedule 3.05(c)(i) annexed hereto and Schedule 3.05(c)(ii) annexed hereto, each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects which could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party owns or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for those which the failure to own or license could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c)(i) sets forth as of the Closing Date the address of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon. Schedule 3.05(c)(ii) sets forth as of the Closing Date the address (including county) of all Leases of the Loan Parties, together with a list of the holders of any mortgage or other Lien on the Borrowers’ interest in such Lease. Upon the occurrence and during the continuance of a Cash Dominion Event, the Lead Borrower shall upon the request of the Agent provide the Agent a revised Schedule 3.05(c)(ii) within a reasonable period of time of such request. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, except where such default(s), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06(a) annexed hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Responsible Officers of the Borrowers, threatened against or affecting any Loan Party (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.06(b) annexed hereto and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.06 (a) or Schedule 3.06 (b) that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment and Holding Company Status.

No Loan Party is (a) an “investment company” as defined in, or subject to registration under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09 Taxes.

Each Loan Party has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties do not intend to treat any of the transactions contemplated by the Loan Documents as being a “reportable transaction” within the meaning of 26 CFR 1.6011-4.

Section 3.10 ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 3.10, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 3.11 Disclosure.

The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject as of the Closing Date, and all other matters known to any Responsible Officers of any of them as of the Closing Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates or other information other than financial projections furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), do not contain any material misstatement of fact or omit any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial projections that have been or will be prepared by the Borrowers and made available to the Administrative Agent, any Lender or any other party hereto, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Administrative Agent, the Lenders and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurances can be given that the projections will be realized.

Section 3.12 Subsidiaries.

(a) Schedule 3.12 annexed hereto sets forth the name of, and the ownership interest of each Loan Party as of the Closing Date in, each Subsidiary, joint venture, general or limited partnership, limited liability company, and each other business venture or entity.

(b) Brookstone Inc. and its Subsidiaries have received the consideration for which the Capital Stock and other ownership interests was authorized to be issued and have otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and other ownership interests, and all such shares and ownership interests are validly issued, fully paid, and non-assessable.

Section 3.13 Insurance.

Schedule 3.13 annexed hereto sets forth, as of the Closing Date, a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries. As of the Closing Date, each of such policies is in full force and effect. As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 3.14 Labor Matters.

There are no strikes, lockouts or slowdowns as of the Closing Date against any Loan Party pending or, to the knowledge of the Responsible Officers of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect. All payments due from any, individually or in the aggregate, Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member, except as could not reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.15 Security Documents.

The Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, which Lien shall be a first priority Lien on and security interest in the Collateral, each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law).

Section 3.16 Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its principal or important activities, in the business of extending credit for the purpose of “buying”, “carrying”, or “purchasing” “margin stock” (each such term having the meaning set forth in Regulations T, U, and X).

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

Section 3.17 Solvency.

Each Borrower and each other Loan Party, before and after giving effect to the Merger, is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE IV

Conditions

Section 4.01 Closing Date.

The obligation of the Lenders to make each Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, if any, on the Closing Date, is subject to the following conditions precedent:

(a) The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of Kaye Scholer, LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Agents and covering such matters relating to the Loan Parties, the Loan Documents, the Merger Documents, and the transactions contemplated thereby as the Agents shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and Merger Documents and any other legal matters relating to the Loan Parties, the Loan Documents, Merger Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d) The Agents shall have received a Borrowing Base Certificate dated the Closing Date, relating to the most recent month ended prior to the Closing Date and executed by a Financial Officer of the Lead Borrower, demonstrating that after giving effect to (i) the first funding of Credit Extensions under this Agreement and consummation of the Merger; (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment of the credit facilities, Adjusted Excess Availability shall be not less than $40,000,000.

(e) The Agents shall have received a certificate from a Financial Officer of each Loan Party, reasonably satisfactory in form and substance to the Agents, certifying that, as of the Closing Date and after giving effect to the Merger, the representations and warranties made by the Loan Parties in the Loan Documents are true and complete in all material respects and that no Default or Event of Default exists.

(f) All consents and approvals material to the transactions contemplated hereby and with respect to the consummation of the Merger shall have been obtained and evidence thereof shall be delivered to and be reasonably satisfactory to the Agents.

(g) The Collateral Agent shall have received (a) appraisals of the Inventory (based upon net orderly liquidation value) by a third party appraiser acceptable to the Collateral Agent, the results of which are reasonably satisfactory to the Collateral Agent and (b) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Collateral Agent.

(h) The Agents shall have received at least thirty (30) days prior to the Closing Date the Consolidated balance sheet of Brookstone, Inc. and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows for each of the three (3) Fiscal Years ending immediately prior to the Closing Date, all audited and reported on by Price Waterhouse Coopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Brookstone, Inc. and its Consolidated Subsidiaries on a Consolidated basis as at the dates indicated in accordance with GAAP consistently applied.

(i) The Agents shall have received a detailed Consolidated projections by month for the Fiscal Year commencing February 1, 2006 (including a projected Consolidated balance sheet, availability model, and related statements of projected operations and cash flow as of the end of and for such Fiscal Year) and a detailed Consolidated projections by year for each Fiscal Year commencing February 1, 2006 through the Maturity Date (including a projected Consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year).

(j) The Agents shall have received unaudited Consolidated balance sheets of Brookstone, Inc. and its Consolidated Subsidiaries and related statements of operations, equity and cash flows for each Fiscal quarter from the most recent Fiscal Year just ended more than 45 days prior to the Closing Date, each certified by a financial officer of Brookstone, Inc.

(k) The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of Brookstone, Inc. and its Consolidated Subsidiaries, and that there has been no material adverse change in the business assets, properties, liabilities, condition (financial or otherwise), or results in Brookstone, Inc. and its Consolidated Subsidiaries since the date of the most recent financial information delivered to the Agents; provided, however, that no change resulting from any of the following, in and of itself, shall be deemed to constitute a material adverse change under this clause (l): (i) a general deterioration in economic conditions; (ii) the announcement of the Merger Agreement or the transactions contemplated thereby (other than evictions under real estate leases resulting from the announcement of the transactions contemplated by the Merger Agreement, as to which this exclusion shall expressly not apply); (iii) any action required to be taken by Brookstone, Inc. or its Subsidiaries pursuant to the terms of the Merger Agreement; or (iv) changes or conditions affecting similarly situated companies in the same consumer home products specialty retail industry and not disproportionately affecting Brookstone, Inc. or its Subsidiaries.

(l) The Agents, based upon delivery of a customary officers solvency certificate, shall be satisfied that all Loan Parties are Solvent on the Closing Date and shall be Solvent after giving effect to the Merger.

(m) Brookstone Holdings shall have received at least $247,600,000 of net cash proceeds of an equity contribution from the Current Stockholders and certain executives of Brookstone, Inc., the terms of all such equity contributions to be reasonably satisfactory to the Agents.

(n) The Senior Notes shall have been issued and Brookstone Company shall have received the gross proceeds thereof in the sum of at least $182,800,000. The documentation evidencing, and terms and conditions of, the Senior Loan Documents shall be reasonably satisfactory to the Administrative Agent.

(o) The Administrative Agent shall be satisfied that the Merger has been consummated on the terms and conditions of the Merger Documents (without amendment, modification or waiver (with all conditions precedent set forth in the Merger Agreement having been satisfied or waived with the written consent of the Administrative Agent) prior to the initial funding of the Loans.

(p) The Agents shall not have become aware of any information which in the Agents’ reasonable judgment is inconsistent in a material and adverse manner with any information disclosed to the Agents prior to the date hereof with respect to any Loan Party or the transactions contemplated in connection with this Agreement, the Senior Note Documents or the Merger Documents.

(q) The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a recent date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens (including tax or judgment liens) on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit.

(r) The Collateral Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent, and (ii) the DDA Notifications, Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 2.22(c) hereof.

(s) The Agents shall have received a payoff letter or evidence otherwise reasonably satisfactory in form and substance to the Agents from the administrative agent under the Existing Financing Agreement confirming the termination of such credit facility upon receipt of payment of the amounts due, if any, thereunder. All obligations to the agents and the lenders under the Existing Financing Agreement, if any, shall be repaid with the proceeds of the initial Loans hereunder (and a back-to-back L/C issued by the Issuing Bank to support the outstanding letters of credit thereunder), all Liens with respect to the foregoing financing arrangements on any of the Borrowers’ assets, if any, shall have been terminated (or provision therefore satisfactory to the Collateral Agent made) and all prior lockbox and blocked account arrangements shall be terminated;

(t) The Collateral Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(u) All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents) shall be paid in full on the Closing Date and in accordance with a Closing Date funds flow memorandum reasonably satisfactory to the Agents.

(v) The consummation of the transactions contemplated hereby shall not (i) violate any Applicable Law or (ii) conflict with, or result in a default or event of default under, any material agreement of any Loan Party (and the Agents and the Lenders shall receive a satisfactory opinion of Loan Parties’ counsel to that effect). No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

(w) No material changes in governmental regulations or policies affecting any Loan Party, the Agents, or any Lender involved in this transaction shall have occurred prior to the Closing Date the effect of which would prohibit the Lenders from making Loans to the Borrowers.

(x) There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

(y) The Administrative Agent shall have entered into the Intercreditor Agreement which shall be in form and substance satisfactory to the Administrative Agent and its counsel.

(z) The Administrative Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Administrative

Agent in writing) at or prior to 12:00 noon, Boston time, on October 5, 2005 (and, in the event such conditions are not so satisfied or waived, the Termination Date shall be deemed to have occurred, and this Agreement and all Commitments hereunder shall terminate at such time).

Section 4.02 Conditions Precedent to Each Loan and Each Letter of Credit.

The obligation of the Lenders to make each Revolving Loan and of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(c) No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing or arise therefrom.

(d) Borrowing Base Certificate. The Administrative Agent shall have received the timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as reasonably required by the Administrative Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Section 4.02 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any Lender.

ARTICLE V

Affirmative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 105% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

Section 5.01 Financial Statements and Other Information.

The Borrowers will furnish to the Agents:

(a) within ninety (90) days after the end of each Fiscal Year of Brookstone, Inc., its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Brookstone, Inc. and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) within thirty (30) days after the end of each fiscal month of Brookstone, Inc., its unaudited Consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows, each as of the end of and for such fiscal month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding month end and year to date periods of the previous Fiscal Year and the figures as set forth in the projections delivered pursuant to Section 5.01(d) hereof, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of Brookstone, Inc. and its Subsidiaries on a Consolidated, basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit D (a “Compliance Certificate”) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations (x) with respect to the average Adjusted Excess Availability for such period, and (y) if a Liquidity Event has occurred and is continuing, demonstrating compliance with Section 6.11 regarding financial covenants, and (C) stating to his or her knowledge whether any material change in GAAP relevant to such financial statements or in the application thereof has occurred since the date of Brookstone Inc.’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within thirty (30) days after the commencement of each Fiscal Year of Brookstone, Inc., a detailed Consolidated budget by month for such Fiscal Year (including a projected Consolidated balance sheet, availability model, and related statements of projected operations and cash flow as of the end of and for such Fiscal Year) and promptly when available, any significant revisions of such budget approved by the Board of Directors of Brookstone, Inc.;

(e) Weekly not later than Thursday of each week, a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) together with the supporting documentation referenced therein showing the Borrowing Base as of the close of business on Saturday of the immediately preceding week, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower.

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials, if any, filed in final form by any Loan Party with the Securities and Exchange Commission (including, without limitation, Forms 10K and 10Q but excluding any registration statement on Form S-8 or its equivalent), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly upon receipt thereof, copies of any material written reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(h) the financial and collateral reports described on Schedule 5.01(h) annexed hereto, at the times set forth in such Schedule;

(i) promptly following any request therefore, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request;

(j) promptly upon receipt thereof notices of termination received by any Loan Party from any landlord with respect to any Lease; and

(k) promptly upon receipt thereof notices from any party to the Merger Agreement relating to any material dispute, claim, suit or proceeding relating to the Merger Agreement or the transactions contemplated thereby.

Section 5.02 Notices of Material Events.

The Borrowers will furnish to the Agents prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or directly affecting any Loan Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than ten (10) days (or such shorter cure period as provided in the lease for such location) following the day on which such rent first came due, unless such payment is being contested in good faith with adequate reserves being set aside therefor;

(f) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; and

(h) upon a Responsible Officer becoming aware thereof, the filing of any Lien for unpaid Taxes against any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

The Borrowers will furnish to the Agents prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure or jurisdiction of incorporation or formation, or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Borrowers will promptly notify the Agents if any material portion of the Collateral is damaged or destroyed.

Section 5.04 Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective Organizational Documents, as applicable, and to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this Section 5.04 shall prohibit any disposition, merger, consolidation, liquidation or dissolution permitted under this Agreement.

Section 5.05 Payment of Obligations.

Each Loan Party will, and will cause each of the Subsidiaries to, pay its material Tax liabilities and material claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto has priority or is pari passu with the Liens granted to the Collateral Agent pursuant to the Loan Documents, and (e) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.02(b) hereof.

Section 5.06 Maintenance of Properties.

Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to result in a Material Adverse Effect or as provided in Section 6.05.

Section 5.07 Insurance.

(a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers (or a program of self-insurance reasonably acceptable to the Administrative Agent) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) Lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof (ten (10) days in the case of non-payment) by the insurer to the Collateral Agent. The Borrowers shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefore.

Section 5.08 Casualty.

The Borrowers will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral.

Section 5.09 Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a) Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in a manner sufficient to permit preparation of financial statements in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and, during normal business hours, to discuss its affairs, finances and condition with its officers and, in the presence of a Financial Officer, its independent accountants, all at such reasonable times and as often as reasonably requested.

(b) Subject to the following sentence, each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Collateral Agent or the Required Lenders through the Administrative Agent and after reasonable prior notice, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. The Loan Parties acknowledge that the Agents shall be entitled to undertake up to (x) two (2) Inventory appraisals, and (y) two (2) commercial finance examinations each Fiscal Year after the Closing Date, at the Loan Parties’ expense; provided, however, that the Agents shall be entitled to undertake one (1) additional Inventory appraisal and one (1) additional commercial finance examination each Fiscal Year at the Agents’ own expense. Notwithstanding the foregoing, during the continuance of a Default or Event of Default the Agents may cause additional appraisals and commercial finance examinations to be undertaken as they in their discretion deem necessary or appropriate, or as may be required by Applicable Law and such additional appraisals and commercial finance examinations shall be at the Loan Parties’ expense.

(c) The Loan Parties shall, at all times, retain independent nationally recognized certified public accountants and instruct such accountants to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Administrative Agent.

Section 5.10 Physical Inventories.

(a) The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process.

(b) The Borrowers, at their own expense, shall cause not less than one physical inventory of the Borrowers’ Inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect, conducted by nationally recognized inventory takers (or by the Borrowers provided independent auditors review the inventory process and sample the results of the inventory) and using practices consistent with practices in effect on the date hereof.

(c) The Borrowers, within forty-five (45) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ inventory stock ledger and general ledger, as applicable.

(d) The Collateral Agent, in its discretion, if any Default or Event of Default exists and is continuing , may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Borrowers).

Section 5.11 Compliance with Laws.

Each Loan Party will, and will cause each of the Subsidiaries to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12 Use of Proceeds and Letters of Credit.

(a) The proceeds of all Loans made hereunder and Letters of Credit issued hereunder will be used only (i) to refinance the Indebtedness under the Existing Financing Agreements on the Closing Date, (ii) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory, in the ordinary course of business, (iii) to finance Capital Expenditures of the Borrowers, (iv) to provide ongoing working capital and for general corporate purposes, including payments for Permitted Acquisitions, Permitted Dividends and Permitted Investments, and (v) to pay transaction costs, fees and expenses, all of the foregoing to the extent permitted herein.

(b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 5.13 Additional Subsidiaries or Borrowers.

If any additional Subsidiary of any Loan Party is formed or acquired after the Closing Date in accordance with the terms of this Agreement, the Lead Borrower will promptly notify the Agents and the Lenders thereof and, other than with respect to Joint Ventures, (a) if such Subsidiary is not a Foreign Subsidiary, the Borrowers will cause such Subsidiary to become a (i) Loan Party hereunder by the execution and delivery of a Facility Guarantee to the Agents and in the case of a Borrower a joinder agreement (reasonably satisfactory to the Agent); (ii) a party to each applicable Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as any Agent or the Required Lenders shall reasonably request; and (iii) a party to the Intercreditor Agreement within ten (10) Business Days after such Subsidiary is formed or acquired and (b) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrowers will cause such shares (if certificated) and promissory notes evidencing such Indebtedness to be pledged within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding shares of the Capital Stock of such Subsidiary).

Section 5.14 Further Assurances.

(a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that are required under any Applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrowers will notify the Agents and the Lenders thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent, the Borrowers shall cause each of its customs brokers to deliver an agreement, substantially in the from annexed hereto as Exhibit F, to the Administrative Agent covering such matters as the Collateral Agent may reasonably require.

ARTICLE VI

Negative Covenants

Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated or been collateralized, to the extent of 105% of the then Letter of Credit Outstandings, by cash or a letter of credit issued by a financial institution and on terms reasonably satisfactory to the Administrative Agent, and (iv) all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

Section 6.01 Indebtedness and Other Obligations.

(a) The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness constituting Obligations;

(ii) Indebtedness set forth in Schedule 6.01 annexed hereto and extensions, renewals replacements and refinancings of any such Indebtedness (including, without limitation, the Merrimack Mortgage), provided, that after giving effect to any of the foregoing (i) the principal amount of the outstanding Indebtedness is not increased (except by an amount equal to accrued interest thereon and the amount of all reasonable costs, expenses and premiums incurred in connection with such extension, renewal, replacement or refinancing), (ii) neither the tenor nor the average life is reduced, and (iii) the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies that, taken as a whole, are more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed, replaced or refinanced as determined by the Administrative Agent in its reasonable credit judgment;

(iii) intercompany unsecured Indebtedness arising from loans permitted under any of Section 6.04(b), Section 6.04(n) or Section 6.04(o);

(iv) Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that the aggregate principal amount of Indebtedness permitted by this clause

(iv), including, without limitation, any extensions, renewals and replacements of any such Indebtedness, shall not exceed $15,000,000 at any time outstanding;

(v) Indebtedness under Hedging Agreements entered into in the ordinary course of business, other than for speculative purposes;

(vi) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

(vii) Indebtedness under the Senior Note Documents and exchange notes issued under the A/B Exchange Offer, and, in each case, refinancings and replacements of the foregoing on terms and conditions reasonably satisfactory to the Agents, including, if applicable, the execution and delivery of an intercreditor agreement reasonably satisfactory to the Agents;

(viii) Indebtedness of Brookstone, Inc. to the City of Mexico, Missouri evidenced by a capitalized lease of the Brookstone, Inc.’s facility in the City of Mexico, Missouri in an aggregate amount not to exceed $1,933,751.87;

(ix) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, bids, performance, completion, appeal and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(xi) guaranties by a Loan Party of Indebtedness of another Loan Party, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(xii) (A) Subordinated Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding and (B) other Subordinated Indebtedness that is non-cash pay and owed to the Current Shareholders or any of their respective Affiliates;

(xiii) Indebtedness incurred by Subsidiaries that are not Facility Guarantors that is non-recourse to the Loan Parties;

(xiv) Indebtedness incurred by a Borrower or any of its Subsidiaries consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition of assets permitted under Section 6.05, including, without limitation, shares of Capital Stock;

(xv) Indebtedness of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition in an aggregate principal amount not to exceeds $5,000,000 at any time outstanding, provided that such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary and is not secured by Collateral;

(xvi) Indebtedness incurred to finance the payment of insurance premiums; and

(xvii) other unsecured Indebtedness of Brookstone, Inc. and its Subsidiaries, in an aggregate amount not to exceed $20,000,000 at any time outstanding.

(b) None of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock to any Person other than a Loan Party (except for preferred stock (i) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash, (ii) that is not subject to redemption prior to the payment in full of the Obligations (other than contingent obligations for which no claim has been made), other than redemption at the option of the Loan Party issuing such preferred and (iii) all payments in respect of which are expressly subordinated to the Obligations) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (i) any shares of Capital Stock of any Loan Party prior to the Maturity Date or (ii) any option, warrant or other right to acquire any such shares of Capital Stock.

Section 6.02 Liens.

The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.

Section 6.03 Fundamental Changes.

(a) No Loan Party shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing,

(i) any Facility Guarantor may merge with and into any other Facility Guarantor, provided that in any such transaction involving Brookstone, Inc., Brookstone, Inc. shall be the surviving entity,

(ii) a Borrower may merge into any other Borrower,

(iii) Brookstone Company or a Subsidiary thereof may merge with an acquired entity in connection with a Permitted Acquisition, provided that Brookstone Company or its Subsidiary shall be the surviving entity,

(iv) any Facility Guarantor may merge into any Borrower, provided that the Borrower shall be the surviving entity,

(v) any Facility Guarantor (other than Brookstone, Inc.) may liquidate or dissolve voluntarily into any other Loan Party,

(vi) a Subsidiary may merge with and into a Loan Party or another Subsidiary (provided, that if a Loan Party is a party to such merger, the Loan Party must be the survivor),

(vii) a Subsidiary which is not a Loan Party and which is less than wholly-owned by a Loan Party, may liquidate or dissolve voluntarily into its equity holder which is not a Loan Party, and

(viii) Loan Parties may engage in transactions permitted under Section 6.05.

(b) The Loan Parties will not engage in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses which are similar or reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

The Loan Parties will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Loans or advances made by any Facility Guarantor to any Borrower or by a Borrower to any other Borrower, or by any Borrower to a Facility Guarantor, for purposes permitted by this Agreement, provided, that, that upon the request of Agents, such loans or advances shall be evidenced by promissory notes having terms (including subordination terms) reasonably satisfactory to Agents, the sole originally executed counterparts of which shall be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations;

(c) Guarantees constituting Indebtedness permitted by Section 6.01;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Permitted Acquisitions;

(f) extensions of trade credit and prepaid expenses made in the ordinary course of business;

(g) Capital Expenditures made in the ordinary course of business;

(h) investments in Joint Ventures and Foreign Subsidiaries in an aggregate amount not exceeding $10,000,000 during the term of this Agreement;

(i) Investments existing on the Effective Date (or in respect of which a binding commitment to make such Investment exists on the Effective Date) and set forth on Schedule 6.04;

(j) Investments permitted by Section 6.01(a)(v);

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) loans and advances to employees, officers and directors of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $1,000,000 in the aggregate at any time outstanding;

(m) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(n) loans and advances to employees, officers and directors of OSIM Brookstone Holdings LP, or any of its Subsidiaries used to acquire Capital Stock of OSIM Brookstone Holdings LP to the extent such transactions are booked as loans or advances but are cashless; and

(o) other Investments made after the Closing Date not to exceed $5,000,000 in the aggregate at any time outstanding.

Section 6.05 Asset Sales; Store Closings.

(a) The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock or ownership interest, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its Capital Stock or other ownership interest in such Subsidiary, except:

(i) sales of Inventory in the ordinary course of business;

(ii) sales or other disposition of used, obsolete, worn-out or surplus property in the ordinary course of business;

(iii) sales of Permitted Investments in the ordinary course of business;

(iv) sales, transfers and dispositions among the Loan Parties and their Subsidiaries; provided, that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07;

(v) the lease or sublease of real or personal property in the ordinary course of business;

(vi) Liens permitted by Section 6.02 and Investments permitted under Section 6.04;

(vii) sales, transfers and other dispositions of property by any Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party;

(viii) non-exclusive licenses and sublicenses of intellectual property in the ordinary course of business which are not detrimental in any material respect to the value of such intellectual property;

(ix) the abandonment or cancellation of intellectual property that is not material or is no longer used or useful in any material respect in the business of Brookstone, Inc. and its Subsidiaries, taken as a whole;

(x) sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(xi) issuances of Capital Stock in a Subsidiary of a Loan Party to a Loan Party or, in the case of a Subsidiary which is a Joint Venture, issuances of Capital Stock of such Joint Ventures;

(xii) sales of equipment or real property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such sales are reasonably promptly applied to the purchase price of such replacement property;

(xiii) any taking of any property of Brookstone, Inc. or any Subsidiary thereof or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any property of Brookstone, Inc. or any Subsidiary thereof or any portion thereof, by any Governmental Authority;

(xiv) sales and other dispositions not otherwise permitted under this Section 6.05; provided that the aggregate fair market value of all property disposed of in reliance on this Section 6.05(a)(xiv) shall not exceed $1,000,000 in any Fiscal Year, with unused amounts, not to exceed $1,000,000, for any Fiscal Year being added to the amount of sales and other dispositions permitted to be made pursuant to this clause (xiv) in the following Fiscal Year; and

(xv) the sale, liquidation or other disposition of Gardener’s Eden, Inc. and related tangible and intangible assets;

provided, that all sales, transfers, leases and other dispositions under clauses (iii), (xiv) and (xv) shall be made at arm’s length and for fair value and at least seventy five percent (75%) of the consideration therefore shall be in cash.

(b) The Loan Parties shall not close or agree to close (other than to relocate such location substantially contemporaneously with such closure) any location (including, without limitation, any Joint Venture location) at which any Loan Party (or any Joint Venture) maintains, offers for sale or stores any Inventory or other Collateral, except that in any twelve month period the Loan Parties may close up to ten percent (10%) of the number of stores existing on the Closing Date; provided, however, that if in any twelve month period the Loan Parties shall close (other than to relocate such location substantially contemporaneously with such closure) more than five percent (5%) of the number of stores then existing, then all such closings in excess of five percent (5%) shall be conducted by professional liquidators approved by the Administrative Agent in its reasonable discretion and such closings shall be conducted in a manner satisfactory to the Administrative Agent in its reasonable discretion.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except the Loan Parties and their Subsidiaries may declare and pay Permitted Dividends.

(b) The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except as long as no Event of Default has occurred and is continuing or would result from such payments:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness permitted hereunder; and

(ii) refinancings of Subordinated Indebtedness to the extent permitted by Section 6.01.

Section 6.07 Transactions with Affiliates.

The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that are in the ordinary course of business and that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided, however, that the foregoing restrictions shall not apply to:

(i) the payment of the closing fee on the Closing Date;

(ii) so long as no Event of Default exists, management fees to Sponsors and their Affiliates in an amount not to exceed $1,000,000 in any Fiscal Year of Brookstone Company;

(iii) reasonable and customary fees and reimbursements paid to members of the Board of Directors of OSIM Brookstone Holdings and its Subsidiaries;

(iv) compensation arrangements (including discounts on purchases of goods of any Loan Party or Subsidiary thereof) for officers, directors, consultants and employees of OSIM Brookstone Holdings, L.P. and its Subsidiaries entered into in the ordinary course of business with respect to services provided by such Persons to any of the Loan Parties or their Subsidiaries;

(v) Investments with Affiliates permitted by Section 6.04;

(vi) Permitted Dividends;

(vii) the transactions set forth on Schedule 6.07 (and renewals and replacements thereof on terms, in each case taken as a whole, not materially more disadvantageous to the applicable Loan Party or Subsidiary, as the case may be);

(viii) payments to Sponsors or any of their respective Affiliates of reasonable expenses incurred in connection with services provided by such Persons to any of the Loan Parties or their Subsidiaries; and

(ix) transactions permitted by Section 6.01(a)(iii) or Section 6.03; and

(x) transactions between and among Loan Parties other than Brookstone, Inc.

Section 6.08 Restrictive Agreements.

The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided, however, that

(i) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(ii) clause (a) of the foregoing shall not apply to customary provisions in leases and contracts restricting the assignment or subleasing thereof, and

(iii) clauses (a) and (b) of the foregoing shall not apply to:

(A) restrictions and conditions imposed by law, by any Loan Document, or any Senior Note Document;

(B) restrictions and conditions existing on the Closing Date not otherwise excepted from this Section 6.08 and identified on Schedule 6.08 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(C) any agreement in effect at the time any Person becomes a Subsidiary of a Loan Party; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of such Loan Party and doesn’t extend to any other Loan Party;

(D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Loan Party (or the assets of a Subsidiary of a Loan Party) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder; and

(E) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements.

Section 6.09 Amendment of Material Documents.

(a) The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (i) its Organizational Documents, to the extent that such amendment, modification or waiver could reasonably likely result in a Material Adverse Effect, (ii) any Subordinated Indebtedness, or (iii) any other instruments, documents or agreements, in each case with respect to this clause (iii), to the extent that such amendment, modification or waiver could result in a Material Adverse Effect.

(b) No Loan Party shall, and no Loan Party shall permit or cause any of its Subsidiaries to, directly or indirectly, amend, supplement or otherwise modify the terms of any of the Senior Note Documents to the extent the effect of such change or amendment is to: (i) increase the interest rate or the cash rate of interest on, such Indebtedness; (ii) cause there to be an earlier maturity date or decreased weighted average life thereof; (iii) add, or change in a manner adverse to any Loan Party, any event of default or add, or make more restrictive, any covenant with respect to the Indebtedness thereunder; (iv) change in a manner adverse to any Loan Party the prepayment provisions of such Indebtedness; (v) change in a manner adverse to any Loan Party the terms of or otherwise alter any redemption or put rights thereunder; or (vi) change or amend any other term if such change or amendment would (x) increase the obligations of the Loan Parties or (y) confer additional rights on the holder of such Indebtedness in a manner adverse to any Loan Party, Agent or Lenders.

(c) No Loan Party shall, and no Loan Party shall permit or cause any of its Subsidiaries to, directly or indirectly, amend, supplement or otherwise modify the terms of any of the Merger Documents in manner that is material and adverse to the Loan Parties or the Lenders.

Section 6.10 Additional Subsidiaries.

The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.13 are satisfied.

Section 6.11 Financial Covenants.

Upon the occurrence and during the continuance of a Liquidity Event, the Loan Parties shall maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.00 to 1.00 measured on a rolling twelve month basis at the end of each fiscal month during the continuance of such Liquidity Event.

Section 6.12 Fiscal Year

Brookstone Inc. and its Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 6.13 Environmental Laws.

The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) undertake actions that are reasonably likely to result in an Environmental Liability, except in either case where such failure or actions could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

Events of Default

Section 7.01 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Loan Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Section 2.22, Section 5.01(e), Section 5.07 (with respect to insurance covering the Collateral), Section 5.09, Section 5.12, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Section 7.01), and such failure shall continue unremedied for a period of twenty (20) days after the earliest of: (i) in the case of any report required by Section 5.01 (other than a report due in accordance with Section 5.01(e)) the date any such report is due; (ii) the knowledge by a Responsible Officer of a Borrower thereof; and (iii) notice thereof from the Administrative Agent to the Lead Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) the subordination provisions contained in or otherwise pertaining to any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated by any Governmental Authority, or otherwise cease to be in full force and effect, or any Loan Party shall assert in writing the invalidity or unenforceability of the subordination provisions thereof, or the Obligations for any reason shall not have the priority contemplated by this Agreement, any agreement or subordination provisions thereof evidencing any Subordinated Indebtedness or any Loan Party shall acquiesce in the breach by a subordinated creditor of the subordination provisions of any Subordination Indebtedness;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary thereof or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary thereof or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) any Borrower or any Significant Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary thereof or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) any Borrower or any Significant Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance or by an enforceable third party indemnification) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment; or any non-monetary judgment or order shall have been rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect and there shall be any period 45 consecutive days during which a stay of enforcement of such judgment or other, by reason of a pending appeal or otherwise, shall not be in effect;

(m) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $5,000,000;

(n) any challenge to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, which challenge the Administrative Agent determines is a bona fide claim which if adversely determined could materially and adversely effect any security interest created by or in any Loan Document, any payment payable or made pursuant to any Loan Document or the value of any Collateral;

(o) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Inventory, Accounts arising from goods sold or services rendered, the proceeds of the foregoing, or a material amount of any other Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents by reason of the gross negligence of the Collateral Agent or any Secured Party;

(p) the occurrence of any uninsured loss to any material portion of the Collateral;

(q) the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect;

(r) the determination by any Loan Party , whether by vote of such Loan Party’s partners, board of directors or otherwise to: suspend the operation of such Loan Party’s business in the ordinary course, liquidate all or a material portion of such Loan Party’s assets or store locations other than pursuant to Section 6.05(b), or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of the business other than pursuant to Section 6.05(b); or

(s) any Change in Control; or

(t) the consummation of the Merger is revoked or invalidated by any Governmental Authority for any reason;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) instruct the Collateral Agent to exercise its remedies under the Security Documents (including, without limitation, foreclosure upon and taking possession of the Collateral) and (iv) exercise any and all other remedies under the Loan Documents and applicable law available to the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 7.02 When Continuing.

For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected (for the avoidance of doubt (i) financial performance covenants which are tested as of a date certain cannot be cured, (ii) Defaults for which there is no grace period may not be cured and (iii) Defaults for which there is a grace period, may not be cured after the expiration of such grace period), or (b) is waived in writing by the Required Lenders in accordance with Section 9.02.

Section 7.03 Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may proceed to protect and enforce its rights and remedies under this Agreement and the Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

ARTICLE VIII

The Agents

Section 8.01 Administration by Administrative Agent.

Each Lender, the Collateral Agent and the Issuing Bank hereby irrevocably designate Bank of America, N.A., as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. Each Lender, the Collateral Agent and the Issuing Bank hereby irrevocably authorize the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

Section 8.02 The Collateral Agent.

Each Lender, the Administrative Agent and the Issuing Bank hereby irrevocably (i) designate Bank of America, N.A., as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Collateral Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Section 2.23. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining

Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

Section 8.03 Agreement of Required Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of (i) only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (ii) all of the Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of all such Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

Section 8.04 Liability of Agents.

(a) Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or all Lenders, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents shall be (A) responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, (B) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of the Loan Parties under this Agreement or any of the Loan Documents, (C) responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations of the Loan Parties hereunder, or any information contained in the books or records of the Loan Parties; (D) responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b) The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c) None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Loan Documents or in connection herewith or therewith.

(d) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

Section 8.05 Notice of Default; Actions on Default.

(a) The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the Lenders.

(b) The Agents shall (subject to the provisions of Section 9.02) take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

Section 8.06 Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents and agrees that the Agents shall bear no responsibility therefore. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

Section 8.07 Reimbursement and Indemnification.

Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing

Bank, and any other expense incurred in connection with the administration or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Loan Parties have agreed to reimburse pursuant to Section 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from their respective gross negligence or willful misconduct). The provisions of this Section 8.07 shall survive the repayment of the Obligations and the termination of the Commitments.

Section 8.08 Rights of Agents.

It is understood and agreed that Bank of America, N.A., shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Administrative Agent or the Collateral Agent of the Lenders under this Agreement. The Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

Section 8.09 Notice of Transfer.

The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.05(b).

Section 8.10 Successor Agent.

Any Agent may resign at any time by giving five (5) Business Days written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as no Default or Event of Default has occurred and is continuing, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be a Person capable of complying with all of the duties of such Agent (and the Issuing Bank), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, so long as no Default or Event of Default has occurred and is continuing, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring

Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

Section 8.11 Reports and Financial Statements.

Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.

Section 8.12 Delinquent Lender.

If for any reason any Lender (herein, a “Delinquent Lender”) shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letters of Credit and such failure is not cured within ten (10) days after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentage of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Loans, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.10 hereof from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Delinquent Lender’s Future Commitment”). Upon any such purchase of the Commitment Percentage of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

Section 8.13 Release of Liens

The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent and the Collateral Agent (and the Administrative Agent and the Collateral Agent hereby agree):

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been collateralized), (y) that is sold or to be sold as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (z) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Facility Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to it at Brookstone, Inc. One Innovation Way, Merrimack , New Hampshire 03054 Attention: Philip W. Roizin (Telecopy (603)-577-8004); with a copy to J.W. Childs Associates, L.P. 111 Huntington Ave. Suite 2900, Boston Massachusetts 02199 Attention: James Rhee (Telecopy (617) 753-1101) and Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022-3598, Attention: Edmond Gabbay, Esq. (Telecopy: (212) 836-6476)

(b) if to the Administrative Agent or the Collateral Agent, or the Swingline Lender to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention Kathleen Dimock (Telecopy No. (617) 434-6685), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: Kevin J. Simard, Esquire (Telecopy No. (617) 880-3456);

(c) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the Consent of the Required Lenders, provided, that no such agreement shall:

(i) without the Consent of each Lender affected thereby, increase the Commitment of such Lender;

(ii) without the Consent of each Lender:

(A) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder;

(B) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit Outstanding , or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date;

(C) change Sections 2.20, 2.22, or 2.23;

(D) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(E) release any Loan Party from its obligations under any Loan Document (except in connection with a disposition permitted under Section 6.05 or a transaction permitted under Section 6.03), or limit its liability in respect of such Loan Document;

(F) except for dispositions described in Section 6.05 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents;

(G) change the definition of the terms “Adjusted Excess Availability”, “Availability”, “Borrowing Base” or “Excess Availability”, or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased; provided, that the foregoing shall not limit the discretion of the Administrative Agent pursuant to the definitions of Eligible Credit Card Receivables, Eligible Inventory, Eligible In-Transit Inventory, or Eligible L/C or to change, establish or eliminate any Reserves;

(H) increase the Commitments to an amount greater than $100,000,000; or

(I) change the definition of Permitted Overadvances if the effect is to increase the amount thereof permitted hereunder; or

(iii) without the prior written consent of the Agents or the Issuing Bank, as the case may be, amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank.

(c) Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the Consent of the Lenders pursuant to Section 9.02(b) and such amendment is approved by the Required Lenders, but not by the percentage of the Lenders set forth in said Section 9.02(b), the Borrowers and the Required Lenders shall be permitted to amend this Agreement without the Consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrowers unless signed by the Borrowers or other applicable Loan Party.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers for the Agents, for commercial finance examinations and environmental site assessments, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, Lenders and the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel and any outside consultants, in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b) The Loan Parties shall, jointly and severally, indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent there is a specific finding in a judicial proceeding before a court of competent jurisdiction (in which the Indemnitee has had notice and an opportunity to be heard) from which no further appeal is available that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount.

(d) No Loan Party shall assert and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof. The Loan Parties further agree that no Indemnitee shall have any liability to the Loan Parties, any Person asserting claims by or on behalf of any Loan Party or any other

Person in connection with this Agreement or the other Loan Documents except the Indemnitee’s gross negligence or willful misconduct.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefore.

Section 9.04 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to or for the benefit of that Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Borrower.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefore is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming were each other Borrower.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

(d) The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

(e) If, for any reason, and at any time during the term of this Agreement, any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by the Administrative Agent in the Administrative Agent’s sole and absolute discretion) then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit directly for the account of such of the Borrowers as the Administrative Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

(f) In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(g) Each of the Borrowers shall remain liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower.

(h) The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (e), above, or the Administrative Agent actually receives:

(i) written notice of: (x) the termination of such authority, and (y) the subsequent appointment of a successor Lead Borrower, which notice is signed by an executive officer of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

(ii) written notice from such successive Lead Borrower (x) accepting such appointment; (y) acknowledging that such removal and appointment has been effected by the respective executive officers of such Borrowers eligible for borrowing under this Agreement; and (z) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided, that

(i) except in the case of an assignment by a Lender to a Lender or an Affiliate of a Lender, the Lead Borrower (but only if no Event of Default exists and is continuing), the Administrative Agent and the Issuing Bank must give their prior written consent to such assignment by a Lender (which consent shall not be unreasonably withheld or delayed);

(ii) any assignment made by a Lender may be made only to one or more Eligible Assignees;

(iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Revolving Loans, the amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 without the prior written consent of Administrative Agent and the Lead Borrower;

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500.

Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 9.05, from and after the effective date specified in an Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.05.

(c) The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section 9.05 and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).

(e) Any Lender may, without the consent of the Loan Parties, the Agents, or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and, except as provided in the following sentence, to approve any amendment, modification or waiver of any provision of the Loan Documents. Subject to paragraph (f) of this Section 9.05, the Loan Parties agree that each Participant shall be entitled to the benefits of Section 2.24, Section 2.26, and Section 2.27 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.26(c) as though it were a Lender. Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 2.24, Section 2.26, Section 2.27 and Section 9.09). The Participation Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.27 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.27 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.27(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with Section 2.27(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.06 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.22, 2.25 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff.

If an Event of Default shall have occurred and be continuing and the Administrative Agent shall so direct, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in New York County as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Loan Parties agree that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York state or federal court sitting in New York County as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH ANY LOAN PARTY, ANY AGENT, ISSUING BANK, ANY LENDER OR ANY PARTICIPANT IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST ANY LOAN PARTY, THE AGENT, ISSUING BANK, AND/OR SUCH LENDER OR PARTICIPANT OR IN WHICH ANY LOAN PARTY, THE AGENT, ISSUING BANK, OR SUCH LENDER OR PARTICIPANT, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY LOAN PARTY OR ANY OTHER PERSON AND THE AGENT, ISSUING BANK, OR SUCH LENDER OR PARTICIPANT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Additional Waivers.

(a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Loan Party, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b) To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations (other than contingent indemnification obligations as to which no claim has been made) have been paid in full in cash. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnification obligations as to which no claim has been made). In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been made). Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Loan Party may make payments to any other Loan Party on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness.

Section 9.15 Confidentiality.

Each of the Lenders agrees that it will not to disclose without the prior consent of the Lead Borrower (other than to its affiliates and its and their respective employees officers, directors, auditors, examiners, counsel or other professional advisors, in each case who have a need to know such Confidential Information in accordance with customary banking practices and who are informed of the confidential nature of such information and is instructed to keep such information confidential on the same terms as provided in this Section 9.15) or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion reasonably determines that any such party should have access to such information, any information with respect to the Borrowers or any other Loan Party which is furnished pursuant to this Agreement (all such information, “Confidential Information”), provided that any Lender may disclose any Confidential Information (a) as has become generally available to the public other than as a result of a disclosure in violation of any duty of confidentiality hereunder by such Lender or the Administrative Agent or a disclosure in violation of any duty of confidentiality hereunder known to such Lender or the Administrative Agent to have been made by any person or entity to which such Lender or the Administrative Agent has delivered such Confidential Information, (b) as may be required by any judicial, administrative, or governmental authority (including, without limitation, the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors), (c) as may be required in response to any summons or subpoena or in connection with any litigation, provided that unless specifically prohibited by Applicable Law, reasonable efforts shall be made to notify Lead Borrower of such request, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender or its Affiliates, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee receives such Confidential Information having been made aware of the confidential nature thereof and agrees to be bound by the terms of this Section 9.15. The Loan Parties hereby agree that the failure of a Lender to comply with the provisions of this Section 9.15 shall not relieve the Loan Parties of any of its obligations to such Lender under this Agreement and the other Loan Documents.

Section 9.16 Publicity.

The Agents may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to each Loan Party (and may utilize any logo or other distinctive symbol associated with each Loan Party) in connection with any advertising, promotion, or marketing undertaken by the Agents. The Loan Parties shall give the Agents one business days notice of any press release prior to it being issued, which press release shall be acceptable to the Agents in its reasonable discretion.

Section 9.17 USA Patriot Act.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

BROOKSTONE COMPANY, INC., as Lead Borrower and Borrower:

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer, Secretary and Chief Financial Officer

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE HOLDINGS, INC.

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE PROPERTIES, INC.

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE PURCHASING, INC.

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE RETAIL PUERTO RICO, INC.

By	/s/ Philip W. Roizin

Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE STORES, INC.

By	/s/ Philip W. Roizin
Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

GARDENERS EDEN, INC.

By	/s/ Philip W. Roizin
Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BROOKSTONE, INC., as a Facility Guarantor,:

By	/s/ Philip W. Roizin
Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

ADVANCED AUDIO CONCEPTS, LTD., as a Facility Guarantor:

By	/s/ Philip W. Roizin
Name:	Philip W. Roizin
Title:	Executive Vice President, Treasurer and Secretary

Address:
One Innovation Way Merrimack, New Hampshire 03054
Attn: Philip W. Roizin
Telephone: 1-603-577-8010
Telecopy: 1-603-577-8004

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ Daniel Platt

Name:	Daniel Platt
Title:	Director

Address:
40 Broad Street, 10th Floor Boston, Massachusetts 02109
Attn: Kathleen Dimock
Telephone: (617) 434-3830
Telecopy: (617) 434-6685

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent and as a Lender

By:	/s/ William A. Archer

Name:	William A. Archer
Title:	Managing Director

Address:
85 Broad Street New York, New York 10004
Attn: Chris Burns
Telephone: 1-212-902-5524
Telecopy: 1-212-357-9110

UBS LOAN FINANCE LLC,
as Lender

By:	/s/ Wilfred V. Saint

Name:	Wilfred V. Saint
Title:	Director Banking Products Services, US

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director Banking Products Services, US

Address:
c/o UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901
Attn:	Deborah Porter
Telephone:	(203) 719-6391
Telecopy:	(203) 719-4176

TD BANKNORTH, N.A.,
as Lender

By:	/s/ Jeff Westling

Name:	Jeff Westling
Title:	Senior Vice President

Address:
7 New England Executive Park, 10th Floor Burlington, Massachusetts 01803
Attn:	Jeff Westling
Telephone: (781) 229-3902
Telecopy:	718-229-5663